UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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ATMI, INC.

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ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810
(203) 794-1100

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ATMI, Inc., which will be held at our corporate offices located at 6 Commerce Drive, Danbury, Connecticut 06810 at 10:00 a.m. EDT on Wednesday, May 23, 2012. On the following pages, you will find the formal Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the annual meeting in person, it is important that your shares are represented and voted at the annual meeting. Accordingly, please date, sign and return the proxy card promptly or vote by one of the other methods described in the proxy statement.

I hope that you will attend the meeting and I look forward to seeing you there.

Sincerely,

DOUG NEUGOLD
Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2012

To Our Stockholders:

The 2012 annual meeting of stockholders of ATMI, Inc. (the “Company”) will be held at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut on Wednesday, May 23, 2012 at 10:00 a.m. EDT for the following purposes:

1.	Election of three Class III directors for a term expiring at the annual meeting of stockholders in 2015;

2.	Advisory vote to approve the compensation of our named executive officers;

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of our Common Stock (NASDAQ: ATMI) at the close of business on March 27, 2012 are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

The Company is again taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. On or about April 9, 2012, we will be mailing our Notice of Internet Availability of Proxy Materials to our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2012 Proxy Statement and 2011 Annual Report to Stockholders and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a paper copy of the 2012 Proxy Statement and 2011 Annual Report to Stockholders.

By order of the Board of Directors,

Ellen T. Harmon
Corporate Secretary

Dated: April 5, 2012
Danbury, Connecticut

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 23, 2012 — The Proxy Statement and Annual Report to Stockholders are available at http://www.cstproxy.com/atmi/2012.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE. YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET. IF YOU RECEIVE A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY ALSO MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE.

TABLE OF CONTENTS

About the Meeting	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
What are the voting rights of the holders of Common Stock?	2
Who can attend the Annual Meeting?	2
What constitutes a quorum?	2
How do I vote?	2
Can I change my vote?	2
What are the Board’s recommendations?	3
What vote is required to approve each proposal?	3
Stock Ownership	4
Section 16(a) Beneficial Ownership Reporting Compliance	6
Proposal No. 1 — Election of Directors	6
Proposal No. 2 — Advisory Vote to Approve the Compensation of our Named Executive Officers	8
Proposal No. 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	10
Board Operations	11
Current Members of the Board and Each Committee of the Board	11
Independent Directors — Composition and Leadership	11
Role of Each Committee	11
Process for Nominating Directors	13
Stockholder Communications with the Board	14
Code of Conduct	14
Board Attendance at the Annual Meeting	14
Frequency of and Attendance at Board Meetings During Fiscal 2011	14
Board Leadership Structure and Role in Risk Oversight	14
Compensation and Other Information Concerning Executive Officers and Directors	15
Executive Officers	15
Compensation Discussion and Analysis	16
Compensation Committee Report	27
Risk Assessment of the Compensation Programs	27
Summary of Compensation of Executive Officers	28
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises and RSAs/PRSAs Vested	34
Equity Compensation Plan Information	34
Director Compensation	35
Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee	38
Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2011 and 2010	38
Pre-approval of Audit and Non-Audit Services	38
Report of the Audit Committee	39
Certain Relationships and Related Transactions	40
Other Matters	40
Additional Information	40

ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2012

This proxy statement is being provided to the holders of Common Stock (the “Common Stock”) of ATMI, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s annual meeting of stockholders (the “Annual Meeting”), to be held at 10:00 a.m. EDT on May 23, 2012 at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut, and at any adjournments or postponements thereof.

Under rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record of our Common Stock, we are now providing proxy materials, which include this proxy statement, the foregoing Notice of Annual Meeting, and the Company’s 2011 Annual Report to Stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials to stockholders on or about April 9, 2012.

As used in this proxy statement, references to the “Company” include references to ATMI, Inc. and to its predecessor registrant, Advanced Technology Materials, Inc.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of Class III directors, an advisory vote to approve the compensation of our named executive officers, the ratification of the Company’s independent registered public accounting firm and any other matters that may properly come before the Annual Meeting. In addition, management will respond to any questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of Common Stock at the close of business on March 27, 2012, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a holder of record of Common Stock on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of Common Stock?

Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.

Who can attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in before the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the Record Date, 33,111,971 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 16,555,986 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining whether a quorum is present.

How do I vote?

If you are a stockholder with shares registered in your name, you can vote by one of the following methods:

Via the Internet — to vote by Internet, go to www.cstproxyvote.com and follow the instructions there. The deadline for voting via the Internet is 7:00 p.m. (EDT) on May 22, 2012.

By Telephone — to vote by telephone, dial (866) 894-0537 and follow the instructions. The deadline for voting by telephone is 7:00 p.m. (EDT) on May 22, 2012.

By Mail — Stockholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed postage-paid envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted consistent with the recommendations of our Board as described below and in the Notice of Internet Availability of Proxy Materials.

If your shares are held by a broker, bank or other stockholder of record exercising fiduciary powers which holds securities of record in nominee name or otherwise (typically referred to as being held in “street name”), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

Can I change my vote?

Yes. Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 7 Commerce Drive, Danbury, CT 06810, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of Class III directors (see Proposal No. 1);

•	FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this Proxy Statement (see Proposal No. 2); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (see Proposal No. 3).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Class III Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Class III directors. A properly submitted proxy voted to “Withhold authority” with respect to the election of one or more Class III directors will not be voted with respect to the nominee for Class III director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote to Approve the Compensation of our Named Executive Officers. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required for approval. A properly submitted proxy voted to “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Ratification of Appointment of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required for approval. A properly submitted proxy voted to “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Your broker will have discretionary authority to vote your shares on Proposal No. 3 at the Annual Meeting, which is a routine matter. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” Proposal No. 3. Your broker will not have discretionary authority to vote your shares with respect to Proposals No. 1 and 2. A “broker non-vote” occurs when the broker does not receive voting instructions from the beneficial owner with respect to a non-routine matter and therefore the broker expressly indicates on a proxy card that it is not voting on a matter. To the extent your broker submits a broker non-vote with respect to your shares on a proposal, your shares will not be deemed “votes cast” or shares “entitled to vote” with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to Proposals No. 1, 2 or 3.

STOCK OWNERSHIP

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of the Record Date by: (i) each executive officer of the Company named in the Summary Compensation Table; (ii) each director and nominee for director of the Company; (iii) each person known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company; and (iv) all current directors and executive officers of the Company as a group. Except as indicated by footnote, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, other than restricted shares (over which they have sole voting power but no investment power).

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Class
Prudential Financial Inc. (2) 751 Broad Street Newark, NJ 07102	3,199,254	9.66%

Royce & Associates, LLC (3) 745 Fifth Avenue New York, NY 10151	3,045,900	9.20%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,382,152	7.19%

Wells Fargo & Company (5) 420 Montgomery Street San Francisco, CA 94104	2,005,059	6.06%

Westfield Capital Management Company, LP (6) 1 Financial Center Boston, MA 02111	1,808,458	5.46%

The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	1,702,896	5.14%

Douglas A. Neugold (8)	408,840	1.22%

Daniel P. Sharkey (9)	213,697	*

Tod A. Higinbotham (10)	156,112	*

Timothy C. Carlson (11)	128,510	*

Ellen T. Harmon (12)	61,489	*

Eugene G. Banucci, Ph.D (13)	286,489	*

Robert S. Hillas (14)	128,066	*

Mark A. Adley (15)	109,545	*

Stephen H. Mahle (16)	108,727	*

C. Douglas Marsh (17)	93,974	*

Cheryl L. Shavers, Ph.D. (18)	46,909	*

George M. Scalise (19)	15,802	*

All current directors and executive officers as a group (16 persons) (20)	1,942,062	5.68%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as otherwise noted, the address for all stockholders is c/o ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

(2)	According to a Schedule 13G Amendment No. 2 filed by Prudential Financial, Inc. (“Prudential”) on February 14, 2012, Prudential has sole voting power with respect to 276,341 shares of Common Stock, shared voting power with respect to 1,476,189 shares, sole dispositive power with respect to 276,341 shares, and shared dispositive power with respect to 2,922,913 shares. The Schedule 13G provides that Prudential is a parent holding company. Prudential is a parent holding company of Jennison Associates LLC which has sole voting power with respect to 3,003,122 shares of Common Stock and shared dispositive power with respect to 3,103,598 shares of Common Stock reported in the Schedule 13G filed by Prudential.

(3)	According to a Schedule 13G Amendment No. 1 filed by Royce & Associates, LLC (“Royce”) on January 5, 2012, Royce has sole voting and dispositive power with respect to 3,045,900 shares of Common Stock. The Schedule 13G Amendment No. 1 provides that Royce is registered as an investment adviser under the Investment Advisers Act of 1940.

(4)	According to a Schedule 13G Amendment No. 2 filed by BlackRock, Inc. (“BlackRock”) on February 13, 2012, BlackRock has sole voting and dispositive power with respect to 2,382,152 shares of Common Stock. The Schedule 13G Amendment No. 2 provides that BlackRock is a parent holding company.

(5)	According to a Schedule 13G Amendment No. 4 filed by Wells Fargo & Company (“Wells”) on January 24, 2012, Wells has sole voting power with respect to 1,645,750 shares of Common Stock, shared voting power with respect to 740 shares of Common Stock, sole dispositive power with respect to 1,869,295 shares, and shared dispositive power with respect to 4,905 shares. The Schedule 13G Amendment No. 4 provides that Wells is a parent holding company.

(6)	According to a Schedule 13G Amendment No. 6 filed by Westfield Capital Management Company, LP (“Westfield”) on March 27, 2012, Westfield has sole voting power with respect to 1,307,339 shares of Common Stock and sole dispositive power with respect to 1,808,458 shares of Common Stock. The Schedule 13G Amendment No. 6 provides that Westfield is registered as an investment adviser under the Investment Advisers Act of 1940.

(7)	According to a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 8, 2012, Vanguard has sole voting power with respect to 44,008 shares of Common Stock, sole dispositive power with respect to 1,658,888 shares, and shared dispositive power with respect to 44,008 shares. The Schedule 13G provides that Vanguard is registered as an investment adviser under the Investment Advisers Act of 1940.

(8)	Includes 55,542 restricted stock awards and 284,291 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(9)	Includes 20,697 restricted stock awards and 133,705 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(10)	Includes 26,698 restricted stock awards and 110,084 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(11)	Includes 27,473 restricted stock awards and 92,183 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(12)	Includes 25,029 restricted stock awards and 28,033 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(13)	Includes 5,982 restricted stock awards, 139,803 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 11,461 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci’s spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse. 134,273 shares are pledged as collateral.

(14)	Includes 5,982 restricted stock awards, 43,300 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 24,670 Deferred Stock Units (as described below under “Compensation and Other Information Concerning Officers and Directors — Director Compensation — Deferral of Board Retainer and Fees for Committee Service”), which are automatically converted into shares of Common Stock upon a separation from service as a director (“Deferred Stock Units”), and 10,000 shares owned by the Hillas Family Limited Partnership, of which Mr. Hillas disclaims beneficial ownership.

(15)	Includes 5,982 restricted stock awards, 41,217 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 24,879 Deferred Stock Units.

(16)	Includes 5,982 restricted stock awards, 43,300 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 24,008 Deferred Stock Units.

(17)	Includes 5,982 restricted stock awards, 43,300 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 18,197 Deferred Stock Units and 8,658 shares in a trust of which Mr. Marsh, or a member of his immediate family, is a beneficiary.

(18)	Includes 5,982 restricted stock awards and 28,020 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(19)	Includes 5,770 restricted stock awards and 8,393 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(20)	Includes 253,864 restricted stock awards, 1,084,513 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 91,754 Deferred Stock Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of all such forms they file. Based solely on its review of filings with the SEC, copies of such filings received by the Company, or written representations from certain reporting persons, the Company believes that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, complied with Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is classified into three classes. The directors serving in Class III have terms expiring at this Annual Meeting. The Board of Directors has nominated three Class III directors currently serving on the Board of Directors, Stephen H. Mahle, C. Douglas Marsh and Douglas A. Neugold, for election to serve as Class III directors of the Company for a three-year term expiring at the Company’s annual meeting of stockholders in 2015, and until their successors are duly elected and qualified, or until their earlier resignation, death, or removal. Each of the nominees has indicated a willingness to serve as a director, but if for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Board of Directors does not expect, a different person designated by the Board of Directors may be nominated in his stead.

Class III Director Nominees for Terms Expiring in 2015

The following table sets forth information regarding the nominees for re-election as Class III directors:

Name	Age	Class
Stephen H. Mahle	66	III
C. Douglas Marsh	66	III
Douglas A. Neugold	53	III

STEPHEN H. MAHLE has served as a director of the Company since 1996. Since September 2009, Mr. Mahle has been retired. From August 2007 through September 2009, Mr. Mahle served as Executive Vice President, Healthcare Policy and Regulatory, for Medtronic, Inc., a medical device manufacturer. From May 2004 to August 2007, Mr. Mahle was Executive Vice President of Medtronic and since January 1998, President of its Cardiac Rhythm Disease Management business. From 1998 to 2004, Mr. Mahle served as Senior Vice President of Medtronic. From 1995 to 1997, Mr. Mahle served as President of the Brady Pacing Business, a division of Medtronic, and prior to 1995, as Vice President and General Manager of the Brady Pacing Business. Since 2010, Mr. Mahle has served on the board of directors of EBR Systems, Inc., a privately-held company pursuing novel approaches to cardiac rhythm management. In November 2011, Mr. Mahle joined the board of Sphere Medical, Ltd., a medical device company in Cambridge, England. Mr. Mahle has broad experience as a senior executive at high-growth companies, including profit and loss responsibility for a $5 billion business and leadership of an organization of 12,000 employees. He has extensive knowledge of the health care industry, including its regulatory framework, product quality requirements and product development issues, which are relevant to the expansion of the Company’s life sciences business.

C. DOUGLAS MARSH has served as a director of the Company since 2000. Since April 2004, Mr. Marsh has been retired. From July 1998 to April 2004, Mr. Marsh was the Vice President, Business Integration, U.S. Investor Relations of ASML Holding NV, a seller of photolithography equipment to the semiconductor industry. Prior to

July 1998, Mr. Marsh served as Vice President, Worldwide Sales and President, U.S. Operations, of ASML Holding NV. From 2001 to 2011, Mr. Marsh served on the board of directors of MEMC Electronic Materials, Inc., a publicly-traded company that produces wafers for the semiconductor and solar industries. Mr. Marsh has extensive experience in the semiconductor business, including in the sales, marketing, general management and product development areas.

DOUGLAS A. NEUGOLD has served as Chairman of the Board of the Company since January 1, 2011, as Chief Executive Officer since January 1, 2005, as a Director since August 2003, and as President since May 2000. Mr. Neugold also served as Chief Operating Officer from August 2003 to 2005. Prior to his appointment as President, he served as Executive Vice President of the Materials Division from February 1999, and Vice President of the SDS gas business from January 1998. Prior to joining the Company, Mr. Neugold served in a variety of executive and managerial positions with the Electronic Materials Division of Johnson Matthey plc, a specialty chemicals company, including Vice President, and later, President, of the Semiconductor Packages business and Director of Asian Operations. Mr. Neugold also serves as the Chairman of Semiconductor Equipment and Materials International (SEMI), the trade association serving the worldwide semiconductor equipment, materials and flat panel display industries, as well as various educational boards. Mr. Neugold has extensive semiconductor industry experience and knowledge, and has been a successful manager and executive in global companies for over twenty years.

Our Board of Directors recommends that you vote “FOR” the election of the three nominees named above for terms of office ending in 2015.

Continuing Directors

The following table shows information regarding directors whose terms continue after the Annual Meeting. The terms for directors in Class I expire at the 2013 Annual Meeting of Stockholders and the terms for directors in Class II expire at the 2014 Annual Meeting of Stockholders.

Name	Age	Class
Robert S. Hillas	63	I
George M. Scalise	77	I
Cheryl L. Shavers	58	I
Mark A. Adley	52	II
Eugene G. Banucci	68	II

Class I Directors — Terms Expiring in 2013

ROBERT S. HILLAS has served as a director of the Company since 1987. From January 2010 to present, Mr. Hillas has been an independent advisor. From December 2007 through December 2009, Mr. Hillas served as the Chief Financial Officer of Harding, Loevner LLC, an investment adviser, and its predecessor, and HLM Holdings, Inc., its parent. From January 2006 to July 2007, Mr. Hillas served as Senior Advisor at Warburg Pincus, LLC, a private equity firm. From March 2005 to January 2006, Mr. Hillas was a Managing Director of Investment Banking at CIBC World Markets Corp. Mr. Hillas has extensive knowledge of the Company, financial analysis and business development expertise, as well as substantial experience as a director and senior executive of public and private companies in various industries.

GEORGE M. SCALISE has served as a director of the Company since 2010. From 1997 to 2010, Mr. Scalise served as President of the Semiconductor Industry Association (SIA), the premier trade association representing the United States computer chip manufacturing industry on issues of trade, technology, environmental protection, and worker safety and health. Before joining SIA, Mr. Scalise was Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. from 1996 to 1997. From 1991 to 1996, he served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation. Mr. Scalise served on the Board of Directors of the Federal Reserve Bank of San Francisco from 2000 to 2005, including as Chairman from 2003 to 2005. He also served on President George W. Bush’s Council of Advisors on Science and Technology from 2001 to 2009. Mr. Scalise currently serves as a director of Mindtree Ltd., a global information technology solutions company, and Cadence Design Systems, Inc., an electronic design automation software and engineering services company. In addition, Mr. Scalise serves as a director of Intermolecular, Inc. (“Intermolecular”), a company that provides high productivity combinatorial technology products and services for the semiconductor and clean energy sectors. The Company owns approximately 9% of the outstanding shares of

Intermolecular, and has an ongoing commercial relationship with Intermolecular (which does not meet the threshold for disclosure under applicable regulations). Mr. Scalise recuses himself from any substantive Board of Director discussions that relate to Intermolecular. Mr. Scalise has extensive knowledge of the semiconductor industry, as well as substantial experience as a director and senior executive of public companies in various industries.

CHERYL L. SHAVERS, Ph.D. has served as a director of the Company since 2006. Since February 2001, Dr. Shavers has been the Chief Executive Officer of Global Smarts, Inc., a corporate investment and advisory services firm. She is also a director and member of the Technology and Nominating Committees of Rockwell Collins, Inc., a publicly-traded company providing communications and aviation electronics solutions. From 1999 to 2001, Dr. Shavers served as Under Secretary of Commerce for Technology at the U.S. Department of Commerce. Prior to 1999, Dr. Shavers held a variety of senior level positions at Intel Corporation, a designer and manufacturer of integrated circuits, most recently the Director of Emerging Technologies in the Microprocessor Sector Group at Intel Capital. Dr. Shavers holds a Ph.D. in chemistry and has substantial experience in the semiconductor and other technology dependent industries with companies such as Intel, Motorola and Hewlett Packard. She is also a professor at the Leavey School of Business at Santa Clara University. Her academic and professional experiences provide a unique perspective and skill set to the Board.

Class II Directors — Terms Expiring in 2014

MARK A. ADLEY has served as a director of the Company since 1991 and its lead independent director since May 2004. Since March 2002, Mr. Adley has been a Managing Director of Mergers & Acquisitions at Banc of America Securities LLC (now Bank of America Merrill Lynch), the investment banking subsidiary of Bank of America. From 1996 to 2001, Mr. Adley was a Managing Director at Credit Suisse First Boston Corporation, an investment banking firm. In addition to his extensive knowledge of the Company, Mr. Adley has broad mergers and acquisitions experience and a wide-ranging background in finance and management.

EUGENE G. BANUCCI, Ph.D., a founder of the Company, has served as a director since 1986, and as Chairman of the Board from 1986 through 2010. From 1986 until January 1, 2005, Dr. Banucci served as Chief Executive Officer, and as President from 1986 to April 2000. Since 2006, Dr. Banucci has served on the board of directors of Clean Harbors Corporation, a publicly-traded company in the environmental services business. From 2003 through February 2010, Dr. Banucci served on the board of directors of Zygo Corporation, a publicly-traded company that designs, develops and manufactures optical components and instruments for optics-intensive industries. As a founder of the Company, Dr. Banucci, who holds a Ph.D. in chemistry, has a comprehensive understanding of the Company and the industries it serves.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Act (the “Dodd-Frank Act”), requires that public companies give their stockholders the opportunity to cast an advisory vote on a proposal (commonly known as a “say-on-pay” proposal) to endorse or not endorse named executive officer compensation. The Board of Directors has previously recommended that this advisory vote be held on an annual basis, and in 2011 our stockholders voted in favor of an annual advisory vote. Accordingly, following our 2011 annual meeting of stockholders, the Board of Directors adopted a resolution in favor of holding an annual advisory vote on executive compensation by the stockholders of the Company.

While the past year marked another period of uncertainty and challenges in the global economy and financial markets, our executive officers led the Company’s achievement of strong financial results. For the year ended December 31, 2011:

•	We reported revenues of $390.1 million, after a $6.9 million reduction associated with the SDS Direct Transaction described below, up 6% from the prior year; and

•	The reported operating loss for 2011 was $37.7 million. Excluding the $84.6 million one-time contract termination charge related to the SDS Direct Transaction, operating income would have been $46.9 million, compared with operating income of $41.9 million in 2010, reflecting strong underlying improvement in our business. We believe that it is important to present our 2011 operating income excluding this one-time charge in order to properly understand our 2011 results.

During 2011, our executives drove the successful execution of several key objectives, including:

•	Reacquisition of the distribution rights of our flagship SDS® product line from Matheson Tri-Gas, Inc. (the “SDS Direct Transaction”) on October 31, 2011, giving ATMI control of all facets of this critical part of our business;

•	Entering into our first fee-based collaborative development program with a strategic customer;

•	Increased adoption of our leading-edge materials by microelectronics customers in their next-generation chip development efforts; and

•	Increased adoption of our single-use technologies by life sciences customers.

In January 2012, the Board of Directors approved a new executive compensation program incorporating several significant changes to create greater alignment with shareholder interests. These changes are discussed at length in the Compensation Discussion and Analysis beginning on page 16, and include:

•	Increased Focus on Shareholder Return. The new long-term incentive structure ties ATMI executive compensation more directly to shareholder return, through the use of Total Shareholder Return Performance Restricted Stock Unit Awards (“PRSUs”) (50%) and stock options (50%), as further described below.

•	Greater Percentage of Performance-Based Equity Compensation. Restricted equity awards to executive officers will now consist entirely of PRSUs, rather than a combination of performance-vested and time-vested restricted stock grants. As a result of this change, 50% of all long-term incentive award value will now be based solely on relative shareholder return, while the remaining 50% will be derived from stock options which are directly linked to increases in shareholder value.

•	All Restricted Stock Grants to Vest Based on Relative Total Shareholder Return. All new restricted equity awards to senior executives will be in the form of PRSUs. These awards will vest based on the relative performance of ATMI stock versus the Russell 2000 index, rather than using either solely the passage of time or an absolute performance metric to determine vesting.

•	Greater Emphasis on Longer-Term Stock Price Performance. After an initial transition period, vesting of PRSUs will be based on three-year relative total shareholder return (based on the relative performance of ATMI stock versus the Russell 2000 index).

•	Use of a Broader Set of Performance Metrics. ATMI’s annual and long-term incentive compensation arrangements are now based on two different sets of performance metrics. Annual incentive cash compensation will continue to be based on achievement of pre-established financial and individual strategic objectives, while new restricted equity awards to senior executives will vest based on the relative performance of ATMI stock as noted above.

•	Higher Percentage of Annual Incentive Compensation Based on Overall Company Performance Metrics. Eighty percent of executive officer annual incentive compensation will now be based on overall corporate performance with only twenty percent based on individual performance objectives.

•	Elimination of Excise Tax Gross-Ups. The employment agreements of our named executive officers with written agreements have been amended effective January 19, 2012 to remove the change of control excise tax gross-up feature.

•	Stock Ownership Guidelines Established. Stock ownership guidelines now apply to our Chief Executive Officer and non-employee directors, to further align their interests with those of our stockholders.

We believe that our executive compensation program is reasonable, competitive, fair and aligned with the fundamental principle of pay for performance. Our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success and to the enhancement of shareholder value. Target compensation levels are set to be competitive with ATMI’s peer companies. Significant portions of the compensation of our named executive officers are dependent upon the achievement of pre-established corporate financial objectives (both annual and long-term) and individual strategic objectives, as assessed at the end of each year. Furthermore, through the design of our long-term incentive program, we align the interests of our executives with those of our stockholders and the long-term interests of the Company by awarding long-term incentives to our executives in various forms of equity, all of which have extended vesting periods. We believe that the 2011 compensation of our named executive officers was appropriate and aligned with the Company’s 2011 results.

Accordingly, the Company is seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of ATMI’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the “Compensation Discussion and Analysis” and the related accompanying tabular and narrative disclosure included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders.”

We urge you to read the Compensation Discussion and Analysis before voting on this proposal.

The Board of Directors values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate. Because this vote is advisory, it will not be binding on the Board of Directors.

Our Board of Directors recommends that you vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its internal control over financial reporting for the fiscal year ending December 31, 2012, and has determined that it would be desirable to request that the stockholders ratify such appointment. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011, and has reported on the Company’s consolidated financial statements and its internal control over financial reporting for such year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

While stockholder ratification is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for appointing the Company’s independent registered public accounting firm, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee of the Board of Directors will take into consideration in future deliberations.

For information regarding audit and other fees billed by Ernst & Young LLP for services rendered in fiscal years 2011 and 2010, see “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2011 and 2010” beginning on page 38.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

BOARD OPERATIONS

Current Members of the Board and Each Committee of the Board

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Technology Committee
Mark A. Adley	*		**
Eugene G. Banucci	*			*
Robert S. Hillas	**	*
Stephen H. Mahle		**	*
C. Douglas Marsh		*	*
Douglas A. Neugold
George M. Scalise			*	*
Cheryl L. Shavers		*		**

*	Member

**	Chair

Independent Directors — Composition and Leadership

The Board of Directors has determined that seven of our eight current directors, Messrs. Adley, Hillas, Mahle, Marsh, Scalise, Dr. Banucci and Dr. Shavers, are “independent” directors as defined in the NASDAQ Global Select Market’s listing standards and under the Company’s Corporate Governance Guidelines and Principles, which are available on the Company’s website, www.atmi.com.

Our independent directors regularly hold meetings in executive session, at which only independent directors are present, including, in most cases, at the regularly scheduled Board meetings (at least five per year). Since May 2004, Mark A. Adley has served as the lead independent director of the Board of Directors. In this role, Mr. Adley presides over executive sessions of the independent members of the Board of Directors and leads the deliberations of the Board’s independent directors on topics such as Company performance, CEO succession, nominations to the Board, and corporate governance.

Role of Each Committee

The Board of Directors has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Technology Committee.

Audit Committee

The functions and responsibilities of the Audit Committee are described in the written charter available on the Company’s website, www.atmi.com, and are described in more detail below under the heading “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Report of the Audit Committee.” All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market. In addition, the Board has determined that each member of the Audit Committee is financially literate and is considered an “audit committee financial expert” as defined in Regulation S-K as promulgated by the SEC. The Audit Committee met nine times during 2011 and acted once by unanimous written consent, to, among other things:

•	appoint, compensate, retain, and oversee the work and independence of the independent auditor;

•	review the Company’s annual and quarterly financial results;

•	review the Company’s annual audited financial results and recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K;

•	review the internal audit plan and significant findings from the internal audit department;

•	review progress with respect to the independent audit of the Company’s financial statements and internal controls over financial reporting;

•	review and monitor the Company’s compliance program; and

•	review management’s development and execution of the Company’s enterprise risk management processes and the effectiveness of the Company’s internal controls over financial reporting.

In addition, the Chair of the Audit Committee conducted numerous informal conferences throughout the year with various members of the executive team and the finance department of the Company.

Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation policies and practices, and compensation of the executive officers and non-employee directors of the Company, including:

•	approving annual performance objectives for the Chief Executive Officer;

•	recommending to the Board for approval the compensation (annual and long-term) of the executive officers, including the Chief Executive Officer, and the non-employee Directors; and

•	administering the Company’s 2003 and 2010 stock plans (each a “Stock Plan”, and collectively, the “Stock Plans”), including recommending to the Board for approval the grant of stock options and awards of restricted stock and restricted stock units to executive officers under such Plans, recommending to the Board for approval the grant of stock options and awards of restricted stock to non-employee Directors under such Plans, and approving the grant of stock options and awards of restricted stock to non-executive employees under such Plans.

In accordance with its charter, the Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee comprised solely of one or more of its members. The functions and responsibilities of the Compensation Committee are described in more detail in the written charter available on the Company’s website, www.atmi.com. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the Nasdaq Global Select Market. The Compensation Committee met nine times during 2011 and acted four times by unanimous written consent. In addition, there were numerous informal conferences between the Chair of the Compensation Committee and members of the executive team.

In 2010, the Compensation Committee engaged Radford Consulting (“Radford”) to provide competitive compensation data in setting compensation levels for 2011, and to perform a comprehensive review of our executive compensation program and revise the program for 2012. See “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — Compensation Program Objectives”.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for:

•	developing and recommending to the Board, and overseeing implementation of, the Company’s corporate governance guidelines and principles;

•	reviewing on a periodic basis the overall effectiveness and appropriateness of the Company’s corporate governance and recommending improvements when necessary;

•	assisting the Board in identifying, screening and reviewing individuals qualified to serve as directors in accordance with criteria approved by the Board and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	developing and overseeing the Board assessment process;

•	developing and recommending to the Board, and overseeing implementation of, the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and

•	assisting the Board in disclosing information relating to functions of the Corporate Governance and Nominating Committee as may be required in accordance with federal securities laws.

The functions and responsibilities of the Corporate Governance and Nominating Committee are described in more detail in the written charter available on the Company’s website, www.atmi.com. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of the listing standards of the NASDAQ Global Select Market. The Corporate Governance and Nominating Committee met four times during 2011 and acted once by unanimous written consent. There were several additional conferences between the Chair of the Corporate Governance and Nominating Committee and members of the executive team.

Technology Committee

The Technology Committee is responsible for providing review and oversight on matters relating to technology and innovation, including:

•	significant emerging technology issues and trends that may affect the Company;

•	the Company’s approach to technical innovation and intellectual property; and

•	alignment between strategic commercial objectives and the Company’s technology and product innovation plans.

The functions and responsibilities of the Technology Committee are described in the written charter available on the Company’s website, www.atmi.com. The Technology Committee, which consists of three Directors and receives regular input from the Company’s Chief Executive Officer and Chief Technology Officer, met three times during 2011 and acted once by unanimous written consent; in addition, the Chair held regular conference calls with the Chief Technology Officer of the Company and the Chief Executive Officer.

Process for Nominating Directors

The Corporate Governance and Nominating Committee reviews the skills and experience of potential candidates for election to the Board and recommends nominees to the full Board for approval. Areas of importance to the Board in evaluating candidates are personal and professional integrity, demonstrated ability and judgment, industry and functional expertise and diversity. The Board seeks candidates with experience in the microelectronics and life sciences industries, and/or potential emerging markets; in the areas of finance and technology; and in relevant global markets. The Board continually seeks a broad range of views and backgrounds among its directors. The Corporate Governance and Nominating Committee uses a variety of means to identify prospective nominees for the Board, including considering referrals from other Board members, management and other external sources such as retained executive search firms. When considering director candidates, the Corporate Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of the Company’s other directors, provide a blend of skills and experience that will enhance the Board’s effectiveness. The Corporate Governance and Nominating Committee will also continue to recommend to the Board that it nominate qualified incumbent directors whom the Corporate Governance and Nominating Committee believes will continue to make important contributions to the Board.

Historically, the Company has not been presented with a nominee for director by any of its stockholders. The Corporate Governance and Nominating Committee intends to use the same criteria as described above for evaluating any such nominees. Pursuant to the Company’s Bylaws, the Corporate Governance and Nominating Committee would consider qualified nominees recommended by any stockholder who is a stockholder of record at the time of giving of notice as provided in Section 2.9 of the Company’s Bylaws and who gives timely notice in writing to the Corporate Secretary of the Company at the Company’s principal executive offices pursuant to such Section. To be timely, notice must be delivered not later than the close of business on the sixtieth day, nor earlier than the close of business on the ninetieth day, prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than thirty days before, or more than sixty days after, such anniversary date, in which case to be timely, notice must be so delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting and the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Any such notice must also include as to each person whom a stockholder proposes to nominate for election as a director (i) that information required by the Company’s Bylaws, including the class and number of shares owned (beneficially and of record) by the stockholder; a description of any agreements the stockholder has with affiliates or third parties concerning the director nomination; a description of any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares the stockholder has with respect to the Company’s stock; a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the director nomination; and whether the stockholder intends to conduct a proxy solicitation; and (ii) certain biographical information about each director nominee as specified in the Company’s Bylaws, as well as a questionnaire completed by each director nominee that requires the nominee to disclose any voting commitments the nominee may have with a third person and commit to comply with the Company’s corporate governance standards if elected.

Stockholder Communications with the Board

Stockholders may contact the Board or any of the Company’s directors (including the lead independent director) by writing to them at ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810, c/o Investor Relations. The Company will forward all stockholder communications directly to the respective Board members to whom such communication is directed.

Code of Conduct

The Company has adopted a business code of conduct for all of our employees and directors, including our principal executive officer, principal financial/accounting officer and other senior financial personnel that complies with applicable SEC and NASDAQ requirements. A copy of our business code of conduct is available on our website at www.atmi.com. In addition, any person may receive a copy of the code, free of charge, by making a request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810. We intend to post on our website material changes to, or waivers from, our business code of conduct, if any, within four business days of any such event.

Board Attendance at the Annual Meeting

In accordance with the Company’s Corporate Governance Guidelines and Principles, available on our website at www.atmi.com, all directors are expected to attend the Company’s Annual Meeting of Stockholders absent unusual circumstances. All directors who served on the Board at the last Annual Meeting were in attendance at the 2011 Annual Meeting.

Frequency of and Attendance at Board Meetings During Fiscal 2011

The Board of Directors held eight meetings during 2011. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all Committees of the Board on which such director served.

Board Leadership Structure and Role in Risk Oversight

Our board leadership structure is currently composed of a combined Chairman of the Board of Directors and Chief Executive Officer, an independent lead director, and an independent chair of each committee of the Board. Mr. Neugold assumed the role of Chairman from Dr. Banucci on January 1, 2011. The role of Chairman had been separate from the principal executive officer position from 2005 through 2010, as the executive leadership of the Company transitioned from Dr. Banucci to Mr. Neugold. By serving as both Chairman and Chief Executive Officer, Mr. Neugold is able to better ensure alignment between senior management and the Board of Directors. The Company’s lead independent director, Mr. Adley, chairs the Corporate Governance and Nominating Committee, serves on the Audit Committee, participates in the development of Board meeting agendas, leads the independent director sessions of the Board, and coordinates the composition of the Board committees. The Board regularly reviews the Company’s structure in order to ensure that the Company’s best interests are being served.

The Board of Directors reviews management’s development and execution of the Company’s enterprise risk management processes, and the Audit Committee reviews management’s identification and assessment of significant risks and the plans put in place to mitigate them. The internal audit function of the Company facilitates the Company’s risk assessment and mitigation processes, and reports regularly to the executive management team, the Audit Committee and to the full Board of Directors on these activities.

COMPENSATION AND OTHER INFORMATION CONCERNING
EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

The following section sets forth certain information with respect to the Company’s executive officers, other than biographical information for Douglas A. Neugold, for whom such information is set forth under Class III directors, above:

Name	Age	Position
Douglas A. Neugold	53	Chairman, President and Chief Executive Officer
Timothy C. Carlson	46	Executive Vice President, Chief Financial Officer and Treasurer
Ellen T. Harmon	57	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Tod A. Higinbotham	47	Executive Vice President, General Manager, Microelectronics
Daniel P. Sharkey	55	Executive Vice President, Business Development
Lawrence H. Dubois	57	Senior Vice President and Chief Technology Officer
Paul J. Hohlstein	61	Senior Vice President, Supply Chain and Operations
Kathleen G. Mincieli	57	Senior Vice President, Human Resources
Mario Philips	42	Senior Vice President and General Manager, LifeSciences

TIMOTHY C. CARLSON has served as Executive Vice President, Chief Financial Officer and Treasurer since September 2007. Prior to that, Mr. Carlson served as Senior Vice President and General Manager, Packaging, from March 2007 to September 2007. Previously, he was Senior Vice President, Business Development from 2005 to March 2007. Mr. Carlson joined ATMI as Vice President and Corporate Controller in 2000. Before joining ATMI, Mr. Carlson was with Campbell Soup Company, a global manufacturer of soup, beverage, confectionery and prepared food products, most recently as Finance Director for Campbell Australia and for Pepperidge Farm.

ELLEN T. HARMON has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since joining ATMI in January 2008, and as Chief Compliance Officer since December 2008. Prior to joining ATMI, Ms. Harmon had been Vice President, General Counsel and Corporate Secretary at WHX Corporation, a diversified manufacturing company engaged in electronic and engineered materials, specialty fasteners and tubing, since February 2006, and prior to that, Senior Vice President, General Counsel and Corporate Secretary at The Robert Allen Group, Inc., a design and distribution company from January 2004 to February 2006. Previously, Ms. Harmon served as Vice President, General Counsel and Corporate Secretary of Metallurg, Inc., an international producer and supplier of specialty metals and chemicals from January 1999 to June 2002. In each of these positions, she had responsibility for all legal and compliance matters on a global basis. She held a number of positions with Sequa Corporation from 1988 through 1998, including Senior Associate General Counsel and Corporate Secretary.

TOD A. HIGINBOTHAM has served as Executive Vice President, General Manager, Microelectronics since March 2010. Prior to that, Mr. Higinbotham served as Executive Vice President, Process Solutions, from September 2007 to March 2010. Mr. Higinbotham served as Senior Vice President, General Manager, Materials, from October 2004 through September 2007. Mr. Higinbotham joined ATMI in 1999 as Vice President of Sales and Marketing for the former Epitaxial Services division. In February 2001, the Material Lifecycle Solutions division was formed and Mr. Higinbotham served as Vice President, Sales and Service, later adding the duties of Vice President of Marketing in September 2003. Prior to joining ATMI, Mr. Higinbotham served as Director of Sales and Marketing for the specialty silicon business unit of Komatsu, Ltd., a manufacturer of construction and mining equipment, industrial machinery and vehicles and electronics products. Mr. Higinbotham also served as a consultant, leading business system reengineering projects, for several high tech companies.

DANIEL P. SHARKEY has served as Executive Vice President, Business Development, since September 2007. Prior to that, Mr. Sharkey served as Chief Financial Officer from 1990 to September 2007, as Treasurer from 1993 to September 2007, as Executive Vice President since 2005, and as Vice President from 1993 to 2005. Mr. Sharkey also served as Secretary from January 2004 through May 2004, and as Acting Secretary from September 2007 through January 2008. Prior to 1990, Mr. Sharkey served as Vice President of Finance and Administration for Adage, Inc., a manufacturer of high-performance computer graphics terminals, Corporate Controller for CGX Corporation, and as an Audit Supervisor for KPMG, a firm that provides audit, tax and advisory services.

LAWRENCE H. DUBOIS, Ph.D. has served as Senior Vice President and Chief Technology Officer since joining the Company in September 2007. Prior to joining ATMI, Dr. Dubois was Corporate Vice President and head of the Physical Sciences Division at SRI International from 2000 through September 2007, where he led a multidisciplinary team of over 200 scientists and engineers focusing on the development and commercialization of advanced materials and coatings, micro- and nano- fabrication technologies, power sources, medical diagnostics, molecular and optical physics, and environmentally benign processing. Prior to that, Dr. Dubois served as Director, Defense Sciences Office, at the Defense Advanced Research Project Agency (U.S. Department of Defense). He is a member of the Defense Sciences Research Council and a member of the Board of Directors of Sylvan Source, Inc.

PAUL J. HOHLSTEIN has served as Senior Vice President, Supply Chain and Operations, since September 2007. Mr. Hohlstein joined ATMI in 2005, and served as Vice President of Supply Chain and Operations, Materials, until September 2007. Prior to joining ATMI, Mr. Hohlstein was Vice President and General Manager at Pemstar, Inc., a global electronics manufacturing service provider, from 2004 through 2005. Prior to that, Mr. Hohlstein served as Vice President, Operations of the Etch Product Group at Applied Materials, Inc., a semiconductor equipment and materials provider, and also as Vice President, Global Materials and Supply Chain Management, where he was responsible for overall operations and global account management, from 2000 through 2003.

KATHLEEN G. MINCIELI has served as Senior Vice President, Human Resources, since January 2010. Ms. Mincieli joined ATMI in January 2002, and served as Human Resources Manager for recruiting and performance management until January 2003. From January 2003 to November 2008, Ms. Mincieli was Senior Director of Human Resources. She then served as Vice President, Human Resources from November 2008 to January 2010. Prior to joining ATMI, Ms. Mincieli served as Director of Human Resources for USCO Logistics Services, a division of Kuehne and Nagel, one of the world’s leading logistics companies.

MARIO PHILIPS has served as Senior Vice President and General Manager, LifeSciences, since March 2010. Mr. Philips joined ATMI in November 1999 as part of ATMI’s acquisition of MST Analytics, Inc., serving as European Sales Manager for ATMI Analytical Systems. From October 2000 to August 2003, Mr. Philips was Global Sales and Marketing Manager for ATMI Packaging, and from August 2003 to August 2004, he was General Manager of the ATMI Packaging solids packaging business. From August 2004 to March 2010, Mr. Philips served as the General Manager of ATMI LifeSciences.

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors (the “Committee”) has designed the Company’s compensation programs to allow the Company to attract, retain and motivate top talent. Compensation levels are initially set to be competitive with our Peer Group described below, and are adjusted and finalized based on the achievement of a number of corporate and targeted individual objectives. Our goal is to provide meaningful incentives to achieve annual and sustained performance, within the context of marketplace norms and practices. The Committee reviews and makes recommendations to the Board regarding the compensation of our executive officers, including the executive officers named in the compensation tables below (our “Named Executive Officers”). These recommendations are subject to final approval of the Board of Directors.

Highlights of Recent Changes to Executive Compensation Program

The Committee actively monitors and reviews the executive compensation program on an ongoing basis. In 2010, the Committee retained Radford to examine marketplace best practices and assist the Committee in formulating changes to the overall compensation program. After carefully considering the analysis conducted by Radford and the results of the advisory vote on executive compensation at our 2011 Annual Meeting, the Committee re-examined all elements of the executive compensation program with a view toward linking executive compensation even more closely to the long-term relative performance of the Company. We remain committed to ongoing engagement with our shareholders on executive compensation and other issues.

As a result of these actions, we have made substantial changes to our executive compensation program beginning in fiscal year 2012. These changes are designed to further align executive pay with Company performance, and include:

•	Increased Focus on Shareholder Return. The new long-term incentive structure ties ATMI executive compensation more directly to shareholder return, through the use of PRSUs (50%) and stock options (50%), as further described below.

•	Greater Percentage of Performance-Based Equity Compensation. Restricted equity awards to executive officers will now consist entirely of PRSUs, rather than a combination of performance-vested and time-vested restricted stock grants. As a result of this change, 50% of all long-term incentive award value will now be based solely on relative shareholder return, while the remaining 50% will be derived from stock options which are directly linked to increases in shareholder value.

•	All Restricted Stock Grants to Vest Based on Relative Total Shareholder Return. All new restricted equity awards to senior executives will be in the form of PRSUs. These awards will vest based on the relative performance of ATMI stock versus the Russell 2000 index, rather than using either solely the passage of time or an absolute performance metric to determine vesting.

•	Greater Emphasis on Longer-Term Stock Price Performance. After an initial transition period, vesting of PRSUs will be based on three-year relative total shareholder return (based on the relative performance of ATMI stock versus the Russell 2000 index).

•	Use of a Broader Set of Performance Metrics. ATMI’s annual and long-term incentive compensation arrangements are now based on two different sets of performance metrics. Annual incentive cash compensation will continue to be based on achievement of pre-established financial and individual strategic objectives, while new restricted equity awards to senior executives will vest based on the relative performance of ATMI stock as noted above.

•	Higher Percentage of Annual Incentive Compensation Based on Overall Company Performance Metrics. Eighty percent of executive officer annual incentive compensation will now be based on overall corporate performance with only twenty percent based on individual performance objectives.

•	Elimination of Excise Tax Gross-Ups. The employment agreements of our named executive officers with written agreements have been amended effective January 19, 2012 to remove the change of control excise tax gross-up feature.

•	Stock Ownership Guidelines Established. Stock ownership guidelines now apply to our Chief Executive Officer and non-employee directors, to further align their interests with those of our stockholders. Within five years of becoming subject to such guidelines, it is recommended that: (1) independent Board members own an amount of ATMI stock with a value equal to at least three-times the annual cash retainer for Board service; and (2) the Chief Executive Officer owns an amount of ATMI stock with a value equal to at least three-times annual base salary. Our Chief Executive Officer and each non-employee Board member with at least five years of service are in compliance with the guidelines.

These changes are described in further detail below.

Other Compensation Best Practices

In addition to the recent changes described above, our executive officer compensation program includes a number of other features that are designed to be consistent with marketplace best practices. These features include:

•	No Re-pricing of Stock Options. Our equity compensation plans prohibit the re-pricing of outstanding stock option grants without the express consent of our stockholders.

•	Limited Levels of Cash Severance. In a non-“change in control” scenario, the cash severance for our Chief Executive Officer is two times (2x) base salary and the cash severance for the three other executive officers with employment agreements is one times (1x) base salary. For additional information, see “Individual Employment Agreements” on page 25, below.

•	Anti-Hedging Policy. Our insider trading policy prohibits insiders (which includes our executive officers and directors) from short-selling securities of ATMI (i.e., selling stock that the individual does not own in the expectation the price will decline) or engaging in transactions in exchange-traded or other options (puts and calls) on ATMI’s stock.

•	Double-Trigger Change of Control Severance. The employment agreements for our senior executives contain “double trigger” provisions that do not provide for cash severance payments upon a change of control unless the executive’s employment actually terminates. For additional information, see “Individual Employment Agreements” on page 25, below.

•	No Defined Benefit Pension Plan. We do not provide pension benefits to our senior executives. Retirement benefits are limited to a 401(k) plan available to all employees.

Components of Compensation: 2011 and 2012

Overview

Our executive officer compensation plan consists of three primary elements: base salary, annual cash incentives and long-term equity incentives consisting of stock option grants and performance restricted equity awards.

ELEMENT	DESIGN & OBJECTIVES	KEY HIGHLIGHTS
Base Salary
Fixed cash compensation paid bi-weekly for performing the daily job duties in amounts that are competitive in the markets in which we operate. The design of this element of the program is the same for 2011 and 2012.

Salaries paid to executives holding comparable positions at Peer Group companies (as described below) serve as one key data point for the Committee in setting base salary levels; Radford provided a comprehensive review for the Committee in 2010-2011 that confirmed the salaries of our executives to be within +/–10% of the 50th percentile of the competitive market median.

Annual Cash Incentives
Variable compensation to reward executives for achieving certain short-term financial and strategic goals that are established during the first quarter of each year. The design of this element of the program is the same for 2011 and 2012, except that in 2012 a higher percentage of the annual incentive opportunity is based on corporate financial performance.
Annual incentives are paid in cash, subject to the achievement of pre-determined operating and personal objectives established during the first quarter of each year.

ELEMENT	DESIGN & OBJECTIVES	KEY HIGHLIGHTS
Long-Term Equity Incentives
Variable compensation to link executive officers’ compensation directly to longer-term Company performance and to external market performance of our stock.

The long-term incentives mix for 2011 was comprised of three award types:

• 50% stock options
• 25% restricted stock awards that included a performance-based vesting component and a time-based vesting component (“PRSAs”)
• 25% restricted stock awards that included only a time-based vesting component (“RSAs”)

Commencing in 2012, the long-term incentives mix is comprised of only two award types:

• 50% stock options
• 50% PRSUs

Stock options, granted under our equity incentive plans, are inherently performance-based as the Company’s stock price must increase for optionees to realize any benefit.

PRSAs granted under our equity incentive plans vested over time subject to achievement of pre-established corporate operating income targets (such grants have been replaced by PRSUs in the executive officer compensation program effective in 2012).

RSAs granted under our equity incentive plans vested over five years (such grants have been replaced by PRSUs in the executive officer compensation program effective in 2012).

PRSUs (first granted commencing in 2012) vest based on the relative performance of ATMI stock versus the Russell 2000 index, and after an initial transition period, vesting of PRSUs will be based on three-year relative total shareholder return.

Base Salary

The Company’s base salary program recognizes an individual’s job responsibilities, management experience and actual performance, as well as the Company’s financial performance, and supports the Committee’s general philosophy of paying base salaries that are competitive with the salaries paid to executives in comparable positions within a designated set of peer group companies (the “Peer Group”). The Peer Group, which was selected based on industry, revenue and market capitalization similarity, consists of the following companies utilized by Radford in its 2010 and 2011 review for the Committee):

Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corporation, Cymer, Inc., Entegris, Inc., FEI Company, FormFactor, Inc., LTX-Credence Corporation, Mattson Technology, Inc., MKS Instruments, Inc., Photronics, Inc. and Veeco Instruments, Inc.

For the executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year, as well as target pay relative to the Peer Group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and adjusted as deemed appropriate by the Committee, subject to final approval of the Board, in December of each year; if approved, such changes become effective the following January. The Committee considers the same elements described above in determining adjustments to the Chief Executive Officer’s base salary.

After applying these criteria in December 2010, with a particular emphasis on the Company’s financial performance and the executive team’s individual contributions throughout 2010, the Board approved increases in base salaries for the Named Executive Officers that ranged from 2.9% to 3.1% for 2011.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), and such executive’s aggregate compensation subject to Section 162(m) exceeds $1 million. Generally, the Named Executive Officers from year to year are considered “covered employees” under the Tax Code.

Annual Incentive Compensation Awards

The Company’s annual incentive compensation awards program is intended to motivate executives to achieve Company results that meet or exceed pre-established financial targets and Peer Group performance. Under the plan, annual awards with respect to a particular year are approved and paid in the first quarter of the following year, subject to and following completion of the annual audit. Awards are determined based on the achievement of pre-established financial objectives and individual strategic objectives for the particular fiscal year. Award targets are set as a percentage of base salary, with reference to similar awards for comparable executive positions at Peer Group companies.

Financial objectives for the Company and individual strategic objectives for executive officers are approved annually in advance based upon operating plans approved by the Board of Directors. In 2011, consistent with prior years, the plan provided for 75% of the award to be based on attainment of financial objectives (both revenue and operating income weighted components, detailed below) and 25% to be based on attainment of individual strategic objectives (for 2012, 80% of the award will be based on attainment of financial objectives and 20% will be based on attainment of individual strategic objectives, so as to more closely align pay with performance against financial objectives). For any given fiscal year, proposed payouts to executive officers may range from 0% to 200% of award targets on a sliding scale (with 0% for threshold (or below) performance, 100% for target performance and 200% for stretch performance). Individual strategic objectives, and potential and actual award amounts for the Chief Executive Officer are recommended by the Committee and approved by the Board of Directors. Recommendations for awards for the other executive officers are made by the Chief Executive Officer to the Committee, which in turn considers those recommendations and subsequently determines the award amounts that are presented for approval to the Board of Directors. The Committee retains discretion, in light of the Company’s and the individual’s performance, to take into account unusual and/or extraordinary factors in determining the granting of awards to meet overall compensation objectives.

On October 31, 2011, ATMI completed the SDS Direct Transaction. Since discussions regarding this transaction were at the very early stages at the beginning of 2011, completion of this transaction was not included in the individual strategic objectives of our executive officers when such objectives were established at the beginning of 2011. In light of the importance of the SDS Direct Transaction for ATMI and the efforts of the Named Executive Officers to complete this transaction, the Committee recommended to the Board, and the Board approved, discretionary adjustments to the incentive compensation awards for the Named Executive Officers in respect of 2011. The amount of such awards is set forth in the footnote that accompanies the table below.

For 2011, the Company financial objectives and the results achieved are displayed in the following table:

Metric	Weighting (%)	Target	Result		Resulting Financial Payout as % of Target
Operating Income	50	$53,800,000	$51,934,000	*	80	% of Target
Revenue	25	$403,100,000	$397,895,000	**	81	% of Target
Revenue from Certain Key Products	25	$42,600,000	$32,750,000		26	% of Target
Weighted Result					67	% of Target

*	Excludes the impact of (i) the SDS Direct Transaction and (ii) a gain on remeasurement of the Company’s contingent consideration obligation in connection with its acquisition of Artelis SA (“Artelis”) in 2010. See the Company’s Annual Report on Form 10-K for further explanation of these transactions.

**	Excludes the impact of the SDS Direct Transaction, and includes as revenues certain fees from a collaborative development program with a customer.

Under our annual incentive plan, target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Committee, based on position and our overall compensation philosophy, which is based on the principle of pay-for-performance. The following table sets forth the 2011 target annual incentive opportunities for our named executive officers, and the actual awards paid based on achievement against both Company financial and individual strategic objectives:

	2011 Target Award (% of base salary)	2011 Target Award ($)	2011 Actual Award ($) (1)	Actual Award As % of Target
Neugold	90%	$473,000	$380,700	81%
Carlson	55%	$175,000	$167,600	96%
Higinbotham	55%	$183,000	$157,800	86%
Sharkey	55%	$175,000	$197,400	113%
Harmon	50%	$153,000	$124,800	82%

(1)	Includes discretionary upward adjustments of $50,000, $40,000, $30,000, $75,000 and $15,000, respectively, for Messrs. Neugold, Carlson, Higinbotham, Sharkey and Ms. Harmon that the Committee recommended to the Board, and the Board approved, in light of the contributions of each of our Named Executive Officers with respect to the completion of the SDS Direct Transaction.

The individual strategic objectives of the Named Executive Officers for 2011, and achievement against such objectives, were as follows:

D. Neugold, Chairman, CEO and President: develop a comprehensive new product development strategy; drive new market development and strategic customer relations; develop a comprehensive CEO and executive team succession plan; lead improved Board collaboration with management. Based on Mr. Neugold’s achievement against his individual performance objectives and the Company’s achievement against its financial objectives, his annual incentive was awarded at 81% of target.

T. Carlson, EVP, CFO and Treasurer: drive cost structures to the desired level; lead key revenue protection and awareness process; increase effectiveness of ATMI’s comprehensive management business review process; reorganize provision of support services toward a regional structure. Based on Mr. Carlson’s achievement against his individual performance objectives and the Company’s achievement against its financial objectives, his annual incentive was awarded at 96% of target.

T. Higinbotham, EVP, GM Microelectronics: drive success of high productivity development activities and collaborative development programs with customers; develop and drive the Company’s key account program; develop a comprehensive succession plan for the Microelectronics business; develop and articulate the technology plan for the Microelectronics business. Based on Mr. Higinbotham’s achievement against his individual performance objectives and the Company’s achievement against its financial objectives, his annual incentive was awarded at 86% of target.

D. Sharkey, EVP, Business Development: lead strategic merger and acquisition initiatives, leverage and execute revenue plans for new technology investments; drive the LifeSciences growth strategy; create and execute on an improved investor relations strategy. Based on Mr. Sharkey’s achievement against his individual performance objectives and the Company’s achievement against its financial objectives, his annual incentive was awarded at 113% of target.

E. Harmon, EVP, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary: direct management of commercial and IP disputes; oversee contract and business development support; manage refinement of intellectual property strategy and protection of intellectual property assets; oversee and strengthen global compliance program; provide enhanced support to the Board of Directors. Based on Ms. Harmon’s achievement against her individual performance objectives and the Company’s achievement against its financial objectives, her annual incentive was awarded at 82% of the target.

The Committee believes that incentive awards paid to the Named Executive Officers for fiscal year 2011 served the intent of the plan in appropriately rewarding Company financial performance and individual accomplishment. Fiscal year 2011 awards were paid in cash in February 2012 following completion of the annual audit.

Base salary and cash payments under the annual incentive compensation program are the only elements of compensation that are used in determining the amount of contributions by employees, and the Company on behalf of employees, permitted under the Company’s 401(k) savings plan.

Long-term Equity Incentives

The overall objective of the compensation program is to maximize long-term stockholder value by enabling the Company to attract and retain top talent and by aligning management’s interests with the interests of the Company’s stockholders. Long-term equity incentive (“LTI”) grants to executive officers are based on job responsibilities and potential for individual contribution to attainment of Company strategic goals, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI awards) of executives within the Peer Group. The Committee regularly reviews the total equity awards and holdings of all executive officers, as well as the structure and elements of the LTI program to ensure that it is meeting its objectives. As described above, in general, the Company targets grant values (estimated economic value as of the date of grant), including grants to the Chief Executive Officer, to be competitive with the Peer Group, with an opportunity with respect to PRSAs to achieve higher or lower value through performance-based vesting criteria tied to the level of actual performance attained.

In 2011, LTI grants to executive officers were spread among non-qualified stock option grants (50%), RSAs (25%) and PRSAs (25%). Stock options employ four year ratable vesting and expire on the tenth anniversary of the grant date. RSAs included only a time-based vesting component and vest 50% on the third anniversary of the grant date, and 25% on each of the fourth and fifth anniversaries of the grant date. PRSAs included a performance-based vesting component as well as a time-based vesting component and are measured, and the total number of shares earned is determined, approximately one year after the grant date (based on Company performance measured against agreed targets and objectives) and once earned, they are also subject to time-based vesting, ratably over four years from the grant date.

As noted above, commencing in 2012, LTI awards to executive officers will be comprised solely of two award types: non-qualified stock option grants (50%) and PRSUs (50%), the latter of which will be earned based upon the relative performance of the Company’s stock as measured against the Russell 2000 index. This new LTI structure ties ATMI executive compensation more directly to shareholder return. In addition, use of a relative performance metric with respect to the restricted equity award portion of the LTI program distinguishes it from the absolute metric employed in measuring annual cash incentives. Finally, the elimination of RSAs (which did not include a performance-based vesting component) from the LTI program ties the value of all equity awards in this program to performance-related criteria.

LTI awards are made pursuant to the terms of the Company’s 2003 and 2010 Stock Plans, which have been approved by stockholders. The number of stock options granted is determined based upon the Black-Scholes-Merton valuation model for a 10-year-term option on the grant date. The number of restricted stock awards is determined based on the fair market value of the Company’s Common Stock on the grant date.

Stock Ownership Guidelines and Anti-Hedging Policy

As noted above, commencing in 2012, we have implemented stock ownership guidelines that apply to our Chief Executive Officer and non-employee directors. Within five years of becoming subject to such guidelines, it is recommended that: (1) independent Board members own an amount of ATMI stock with a value equal to at least three-times the annual cash retainer for Board service; and (2) the Chief Executive Officer own an amount of ATMI stock with a value equal to at least three-times annual base salary. Our Chief Executive Officer and each non-employee Board member with at least five years of service are in compliance with the guidelines. In addition, our insider trading policy includes a provision that prohibits insiders (which includes our senior executives and Board of Directors) from short-selling securities of ATMI (i.e., selling stock that the individual does not own in the expectation the price will decline) or engaging in transactions in exchange-traded or other options (puts and calls) on ATMI’s stock. The stock ownership guidelines and “anti-hedging” policy further align the interests of our Chief Executive Officer and non-employee Board members with the interests of our shareholders.

Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Under the Company’s 2003 and 2010 Stock Plans, the exercise price of any non-qualified options (options that do not qualify as “incentive stock options” under Section 422 of the Tax Code) granted pursuant to the Stock Plans may not be less than the fair market value of the Company’s Common Stock on the grant date. Fair market value has been consistently determined as the last reported sale price of the Company’s Common Stock on the NASDAQ Global Select Market on the grant date or the immediately preceding business day if the grant date is not a business day. While the Company is allowed to grant “incentive stock options,” as defined under the Tax Code, the Company generally only makes grants of non-qualified stock options.

The Company may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. Stock options granted to employees, including the Named Executive Officers, vest ratably over a period of four years following the grant date, and, in each case, expire on the tenth anniversary of the grant date. Generally, upon an employee’s termination of employment, unvested options expire immediately and vested options expire ninety days thereafter. Grants to executive officers are generally recommended by the Committee and are subject to final approval by the Board. The Company’s practice is to grant options to executive officers in early February of each year, following the release of the Company’s fourth quarter and annual earnings.

2011 Stock Option Grants

Option grants are made to executive officers, including the Named Executive Officers, on an annual basis. In 2011, annual grants of options described in the Table “Grants of Plan-Based Awards” were made to the Named Executive Officers effective February 10, 2011, following the Committee and Board meetings held in January and February 2011. There were no changes implemented by the Committee to the structure of the stock options awarded to the executive officers.

Restricted Equity Awards

Restricted equity awards provide for financial gain derived from the value of ATMI stock, including the potential appreciation in the stock price, from the date that the award is granted. Pursuant to the Company’s 2003 and 2010 Stock Plans, restrictions on transferability of such shares may lapse based upon the passage of time and/or the achievement of specified performance goals. Under most circumstances, if at the time an individual’s employment with the Company is terminated, he or she holds shares of restricted stock pursuant to a restricted equity award, such “unvested” shares (that is, where the restrictions on transferability have not yet lapsed) are forfeited by the employee. Employees may satisfy tax withholding obligations triggered upon vesting of restricted stock by making an irrevocable election prior to the relevant vesting date to withhold shares of such stock with a fair market value equal to the minimum tax withholding obligation.

In 2011, consistent with the last several years, restricted stock awards made to executive officers, including the Named Executive Officers, were split equally between PRSAs and RSAs. The PRSAs included a performance-based component as well as a time-based vesting component, as described in more detail below. Inclusion of this performance-based component aligned senior management with the Company’s achievement of longer-term financial objectives that enhance stockholder value. Further, it afforded executive officers the opportunity to earn higher awards for outstanding performance and reduced awards for financial performance at less than target.

The size of awards of restricted stock were established based on a comparison to Peer Group data. PRSAs were granted at a theoretical maximum amount based on a “stretch” metric equal to 200% of target performance. PRSAs could be earned based upon the Company’s achievement of the annual operating income growth target established by the Board of Directors prior to the grant date. The actual number of PRSAs earned would range from 0% to 200% of the grant value, 200% being the “theoretical maximum” number of PRSAs that could be earned (i.e., achievement of target performance would result in cancellation of half of the initially awarded PRSAs). The amount of the grant earned for “threshold” performance is 0%, 100% for “target” performance, and 200% for “stretch” performance, which represents a significantly greater degree of difficulty over “target” performance and is dependent upon the Company’s ability to deliver growth well in excess of industry levels. In addition, any PRSAs so earned are subject to time-based, ratable vesting over a period of four years following the grant date, with the first time-based vesting date on the date the Board determines the amount actually earned, following completion of the fiscal year annual audit, and the second, third and fourth time-based vesting dates on the respective anniversaries of the grant date.

As noted above, commencing in 2012, we are replacing the restricted stock portion of our executive officer compensation program with market performance restricted stock units that vest based on relative total stockholder return of ATMI stock versus the performance of the Russell 2000 index. Grants made in 2014 and thereafter will have vesting based solely on three-year Relative Total Shareholder Return and will also have a time-vesting component (with shares earned based on Relative Total Shareholder Return vesting 50% three years after the grant date and the remaining 50% one year thereafter). During an initial transition period, grants made in 2012 and 2013 will vest based entirely on Relative Total Shareholder Return versus the Russell 2000 index for one-year, two-year and three-year performance periods, with shares earned vesting at the end of the applicable performance period.

The Company generally grants restricted equity awards in early February of each year for executive officers and in early March for other employees of the Company, except in limited cases and with respect to new hires, upon promotion or for other special recognition. In the case of new hires, promotions or other special recognition, awards are proposed by management subject to approval by the Committee.

2011 Restricted Equity Awards

In 2011, restricted stock awards (described in the Table “Grants of Plan-Based Awards”) were made by the Board to the Named Executive Officers, effective February 10, 2011, following deliberations of the Committee and Board. PRSAs were awarded in February 2011 at a theoretical maximum amount based on a “stretch” metric equal to 200% of target performance, subject to forfeiture based upon the 2011 audited financial results of the Company. The following table illustrates how the 2011 restricted stock awards granted to the Named Executive Officers were determined:

		LTI Components
	LTI Targets	25% RSAs	25% PRSAs	50% NQSOs (1)	Performance RSAs Awarded @ Stretch (200% of Target) (2)	Performance RSAs That Would Vest @ Target Performance (100%)
Neugold	$1,060,000	$265,000	$265,000	$530,000	28,680	14,340
Carlson	$510,000	$127,500	$127,500	$255,000	13,799	6,900
Higinbotham	$500,000	$125,000	$125,000	$250,000	13,528	6,764
Sharkey	$395,000	$98,750	$98,750	$197,500	10,687	5,344
Harmon	$395,000	$98,750	$98,750	$197,500	10,687	5,344

(1)	The number of stock options granted is determined based upon the Black-Scholes-Merton valuation model for a 10-year-term option on the grant date, which results in fewer options than if we had used the expected term required by applicable accounting rules for expense determination purposes.

(2)	Based on ATMI stock price at February 10, 2011 ($18.48)

For example, Mr. Neugold was awarded 28,680 PRSAs based on the potential of earning a theoretical maximum number of awards if stretch financial performance were achieved by the Company. At target performance, 14,340 PRSAs, equivalent to $265,000 of potential long-term equity incentive compensation (valued at date of grant), would be earned, subject to time-based vesting and 14,340 PRSAs would be forfeited. This amount represents one-quarter of Mr. Neugold’s target LTI, or $1,060,000, since 25% of target long-term equity incentives are composed of PRSAs, with the remainder being RSAs and non-qualified stock options (NQSOs).

For 2011, the Committee recommended, and the Board approved, an operating income target (excluding the effects of mergers and acquisitions) of $52,198,000 for the purpose of determining the amount of PRSAs that would be earned. Actual fiscal year 2011 operating income, excluding the effect of the SDS Direct Transaction and a gain on remeasurement of the Company’s contingent consideration obligation in connection with its Artelis acquisition, was $51,934,000 (see the Company’s Annual Report on Form 10-K for further explanation of these transactions). The following table sets forth the number of PRSAs that would vest at target performance, the number of PRSAs actually earned by the Named Executive Officers, and the number of PRSAs forfeited:

	PRSAs That Would Vest @ Target Performance	PRSAs Actually Earned	PRSAs Forfeited
Neugold	14,340	14,001	14,679
Carlson	6,900	6,736	7,063
Higinbotham	6,764	6,604	6,924
Sharkey	5,344	5,217	5,470
Harmon	5,344	5,217	5,470

Benefits

The Company’s executive officers, including the Named Executive Officers, participate in a variety of medical, dental, life and disability insurance programs, as well as paid time-off benefits designed to enable the Company to attract and retain its employees in a competitive marketplace. In addition, the Company’s qualified 401(k) savings plan allows employees to contribute up to 50 percent of their cash compensation, up to the contribution limit imposed by the Tax Code — $16,500 up to 49 years of age and $22,000 with respect to employees 50 years and older for 2011 — on a pre-tax basis. The Company provides a 100 percent match on the first 3 percent of employee contributions and a 50 percent match on the next 2 percent of employee contributions for a maximum matching contribution of 4 percent of compensation up to the Tax Code limit of $9,800 in 2011, which vests immediately. Participants choose to invest their account balances from an array of investment options offered in the plan. Participants do not have an option to invest contributions in stock of the Company. Loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

The Company has no pension plans or supplemental retirement plans.

As described in the Summary Compensation Table, the Company provides an annual cash payment to executive officers, including the Named Executive Officers, for serving on the Company’s executive team. The amount of the payment is $37,500 for the Chief Executive Officer, and $15,000 for each of the other executive officers, payable in January of each year.

Termination Payments

The Named Executive Officers who do not have employment agreements (see below under “Individual Employment Agreements”) are eligible to receive a payment upon termination of employment (for reasons other than individual performance), which payment may take into consideration the employee’s years of service and position, and in some cases, executive outplacement services. Although not obligated to do so, the Company may authorize additional payments in some circumstances at the Company’s discretion, as it deems necessary and advisable, especially where the Company desires the inclusion of particular additional terms, including nondisparagement, non-compete and non-solicitation provisions, in individual termination agreements. The Company may benefit further by requiring the inclusion of a general release in the termination agreement.

Individual Employment Agreements

The Company entered into amended and restated employment agreements with Douglas A. Neugold, Daniel P. Sharkey, Timothy C. Carlson, and Ellen T. Harmon on January 19, 2012. The employment agreements were amended to (i) delete the existing tax gross-up provisions that formerly provided for a Company gross-up of any excise taxes that would have been owed by the executive following a change of control pursuant to Section 4999 of the Internal Revenue Code, and replace it with a best net benefit provision requiring the executive to pay any excise taxes due, (ii) reflect certain other changes to conform the agreements to previously implemented and disclosed matters (such as changes in title and the expiration of the initial terms of the agreements), (iii) delete references to perquisites which are no longer provided, (iv) reflect annual adjustments in base salary levels effective January 1, 2012, and (v) reflect the vesting logistics of the PRSUs granted under the new senior executive compensation structure in the event of termination of employment following a change of control. The deletion of the tax gross-up provision better aligns these employment agreements with market best practices.

Pursuant to the agreements, Mr. Neugold acts as President and Chief Executive Officer of the Company, Mr. Sharkey acts as Executive Vice President, Business Development, Mr. Carlson acts as Executive Vice President, Chief Financial Officer and Treasurer, and Ms. Harmon acts as Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary, in each case for certain annual base salaries. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance and market practice, at the discretion of the Committee and the Board. Each of these employees is also eligible to receive additional compensation, including annual cash awards of performance-based incentive compensation at a level commensurate with his or her roles and responsibilities within the Company and grants of LTI awards, in each case at the discretion of the Committee and the Board and pursuant to compensation programs of the Company.

In each case, employment under these agreements is on an at-will basis. Each of the employment agreements expires on the earliest to occur of the (i) death of the employee, (ii) termination of the agreement by the Company because of the incapacity of the employee, (iii) termination of the agreement by the Company with or without “cause” (as defined in such agreements), or (iv) termination of the agreement by the employee. Under the terms of the agreements, if the Company terminates the employee without cause, or if the employee terminates the agreement for “good reason” (as defined in such agreements), the Company will pay the employee (or his or her estate) his or her annual base salary then in effect for a period of 24 months after termination in the case of Mr. Neugold and for a period of 12 months after termination in the case of Messrs. Sharkey and Carlson and Ms. Harmon. In addition, the employee would be entitled to acceleration of any PRSUs that remain subject to time vesting only, and a pro rata portion (based on days worked during the performance period) of any PRSUs quantified after completion of the performance period. The Company will also provide the employee during such period with medical and/or dental insurance benefits on the same basis the Company would have provided the benefits during such period had he or she continued to be an employee of the Company. Under the agreements, upon termination of employment, each employee is required to provide a release to the Company and will be subject to certain non-competition and non-solicitation restrictions (for two years in the case of Mr. Neugold, and one year for Messrs. Sharkey and Carlson and Ms. Harmon). These amounts are quantified in the table below.

“Cause” is generally defined under the agreements as illegal or wrongful conduct that is materially injurious to the Company, willful misconduct or gross neglect in the performance of his or her duties, or failure to adhere to Company policies. “Good Reason,” is generally defined (in accordance with Section 409A of the Tax Code) under the agreements as any non-consensual material reduction in the executive’s position, duties or authority; material reduction in base salary; material breach of the Company’s obligations; specified relocations; and failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under the agreements (and, in each case, such situation is not cured by the Company during any applicable cure period).

Change in control. In order to retain executives and provide continuity of management in the event of an actual or threatened “change in control”, each employment agreement also provides that under certain circumstances, a termination following a “change in control” of the Company (including resignation by the employee for “good reason”) would result in (i) the acceleration of vesting of RSAs and PRSAs (at the “target” level for PRSAs) granted to them, and (ii) with respect to PRSUs, acceleration of the performance period to the date of the “change of control”, and vesting is then determined as of such date (and any applicable time vesting remains in place following the “change of control”); provided that in the case of restricted stock awards, to the extent that the vesting of all or some of such awards is not permitted under the relevant Stock Plan, in lieu thereof, the Company will pay the employee an amount in cash equal to the fair market value of those restricted stock awards that do not vest, as of the date of such termination of employment following a “change in control.” “Change in control” is defined under these agreements generally as (i) acquisition by any person or group of 25% or more of the outstanding Common Stock of the Company, (ii) certain business combinations, or (iii) the incumbent members of the Board ceasing to constitute at least a majority of the Board. In addition, the employees would be entitled to target bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a “change in control” may subject the employee to an excise tax as “excess parachute payments” under Section 280G of the Tax Code. The employees are responsible for paying any such excise taxes.

The table below was prepared assuming a “change in control” occurred and each Named Executive Officer with an employment agreement was terminated on December 31, 2011, using the share price of the Company’s Common Stock as of that day (except that the amounts in the first three columns would also apply in a non-“change in control” scenario). The amounts provided in the table below also assume that each such Named Executive Officer elected continuation of medical and/or dental insurance benefits for the duration of the period of time permitted by the respective agreement.

Termination Payment and Benefit Estimates upon “Change in Control”
or Termination without “Cause” or for “Good Reason”
December 31, 2011

Named Executive Officer and Principal Position	Aggregate Severance Pay	COBRA Continuation Reimbursement	Total Payment for Termination of Employment (1)	Bonus (2)	Accelerated Vesting: Stock Options	Accelerated Vesting: RSAs	Total Payment for “Change in Control” Termination ($)
Douglas A. Neugold, Chairman, Chief Executive Officer and President	$1,050,000	$41,498	$1,091,498	$472,500	$368,533	$2,617,921	$4,550,452
Timothy C. Carlson, Executive Vice President, Chief Financial Officer and Treasurer	$318,000	$20,777	$338,777	$174,900	$177,313	$1,280,543	$1,971,533
Daniel P. Sharkey, Executive Vice President, Business Development	$318,000	$20,777	$338,777	$174,900	$137,333	$989,042	$1,640,052
Ellen T. Harmon, Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	$305,000	$20,777	$325,777	$152,500	$137,333	$1,187,018	$1,802,628

(1)	Termination of employment includes termination without “cause” or for “good reason”.

(2)	Under the terms of their employment agreements, upon a termination following a change of control, each executive receives his or her annual incentive compensation at the “target” level.

Compensation Committee Report

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for 2011 and the Company’s 2012 proxy statement.

Stephen H. Mahle, Chair
Robert S. Hillas
C. Douglas Marsh
Cheryl L. Shavers, Ph.D.

Risk Assessment of the Compensation Programs

We have assessed the risks associated with our compensation programs, policies and practices, and have determined that the risks arising from them are not reasonably likely to have a material adverse effect on the Company. In making this determination, the various elements of our compensation programs, policies and practices were considered, including: the design of our compensation programs across our employee base; the mix of base salary, annual cash bonuses and equity incentives; the balance between short-term and long-term compensation incentives in our programs; the balance between options and stock awards in our long-term equity incentive program, along with the use of four and five-year vesting periods; the use of both financial and non-financial performance measures for purposes of determining incentive awards; the significant use of financial performance measures that are readily measurable and verifiable, are regularly reviewed, and are consistent with performance measures that are publicly reported; and the use of performance measures that relate to our overall business as opposed to a particular part of our business.

Summary of Compensation of Executive Officers

The following table reflects the compensation of the Named Executive Officers for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009 paid (base salary and other compensation), accrued (bonus and non-equity incentive compensation) or awarded (LTI awards) during the year. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked in descending order by their total 2011 compensation in the table below.

SUMMARY COMPENSATION TABLE
FOR FISCAL YEARS ENDED DECEMBER 31, 2011, 2010, AND 2009

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($) (6)
Douglas A. Neugold,	2011	$525,000	$50,000	$566,708	$466,713	$330,700	$76,836	$2,015,957
Chairman, Chief	2010	$510,000	$—	$264,992	$453,226	$443,000	$81,443	$1,752,661
Executive Officer	2009	$494,000	$—	$211,999	$353,691	$115,000	$69,249	$1,243,939
and President

Timothy C. Carlson,	2011	$318,000	$40,000	$272,654	$224,547	$127,600	$26,855	$1,009,656
Executive Vice	2010	$309,000	$—	$127,494	$218,062	$178,200	$25,712	$858,468
President, Chief	2009	$300,000	$—	$102,005	$170,171	$70,000	$21,742	$663,918
Financial Officer
and Treasurer

Tod A. Higinbotham,	2011	$332,000	$30,000	$267,313	$220,142	$127,800	$24,800	$1,002,055
Executive Vice	2010	$322,000	$—	$124,992	$213,785	$149,600	$25,622	$835,999
President, GM	2009	$316,000	$—	$100,002	$166,835	$55,000	$23,809	$661,646
Microelectronics

Daniel P. Sharkey,	2011	$318,000	$75,000	$211,171	$173,919	$122,400	$27,608	$928,098
Executive Vice	2010	$309,000	$—	$98,747	$168,891	$179,500	$27,632	$783,770
President, Business	2009	$303,000	$—	$78,995	$131,801	$45,000	$24,756	$583,552
Development

Ellen T. Harmon,	2011	$305,000	$15,000	$211,171	$173,919	$109,800	$25,113	$840,003
Executive Vice	2010	$296,000	$—	$98,747	$168,891	$161,200	$25,673	$750,511
President, Chief	2009	$290,000	$—	$148,095	$131,801	$55,000	$17,129	$642,025
Legal Officer, Chief
Compliance Officer
and Corporate
Secretary

(1)	Represents discretionary upward adjustments to annual incentive compensation that the Committee recommended to the Board, and the Board approved, in light of the contributions of our Named Executive Officers with respect to the completion of the SDS Direct Transaction.

(2)	The amounts in this column reflect the total of the restricted stock awards (PRSAs and RSAs). If the Company were to declare a dividend on its Common Stock, with respect to any restricted stock awards not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such restricted stock awards for the benefit of the holder until restrictions on the shares lapse. The Company has never paid dividends on shares of its Common Stock.

The grant date fair value of PRSAs awarded in 2011 was approximately 114% of the target award value based on the probable outcome of the performance conditions, calculated in accordance with accounting guidance. The grant date fair value of PRSAs awarded in 2010 and 2009 was zero based on the probable outcome of the performance conditions as assessed at that time, calculated in accordance with applicable accounting guidance. The number of PRSAs actually earned in 2011 by the Named Executive Officers, using the grant date fair value of the award, was: 14,001 ($258,738) for Mr. Neugold; 6,736 ($124,481) for Mr. Carlson; 6,604 ($122,042) for Mr. Higinbotham; and 5,217 ($96,410) for each of Mr. Sharkey and Ms. Harmon. In 2011, the maximum amount that could have been earned based on stretch performance was: 28,680 ($530,000) for Mr. Neugold; 13,799 ($255,000) for Mr. Carlson; 13,528 ($250,000) for Mr. Higinbotham; and 10,687 ($197,500) for each of Mr. Sharkey and Ms. Harmon. The number of PRSAs actually earned in 2010 by the Named Executive Officers was: 14,702 ($248,464) for Mr. Neugold; 7,073 ($119,534) for Mr. Carlson; 6,934 ($117,185) for Mr. Higinbotham; and 5,478 ($92,578) for each of Mr. Sharkey and Ms. Harmon. In 2010, the maximum amount that could have been earned based on stretch performance was: 31,361 ($530,000) for Mr. Neugold; 15,089 ($255,000) for Mr. Carlson; 14,793 ($250,000) for Mr. Higinbotham; and 11,686 ($197,500) for each of Mr. Sharkey and Ms. Harmon. All PRSAs awarded for 2009 were forfeited based on Company performance.

The grant date fair value of RSAs, calculated in accordance with applicable accounting guidance, awarded on February 10, 2011, February 11, 2010, and February 11, 2009, is based upon the last reported sale price of our common stock on the NASDAQ Global Select Market on February 10, 2011($18.48), February 11, 2010 ($16.90), and February 11, 2009 ($13.82), respectively.

(3)	Option grants were awarded by the Compensation Committee on February 10, 2011, February 11, 2010, and February 11, 2009, respectively, and are valued above at their grant date fair value computed in accordance with applicable accounting guidance using Black-Scholes-Merton option pricing assumptions. The assumptions used for purposes of calculating the Black-Scholes-Merton value of these options were as follows: expected life (7.85 years for 2011; 7.4 years for 2010; 7.2 years for 2009); expected volatility (43.3% for 2011; 44.0% for 2010; 41.4% for 2009); risk-free rate of return (3.2% in 2011; 3.0% in 2010; 2.2% in 2009); and dividend yield (0% in all three years), which resulted in a value of approximately $9.66 per option share in 2011, $8.64 per option share in 2010, and $6.44 per option share in 2009. Such option grants vest ratably over a four-year period on each anniversary date following the date of grant, expire on the tenth anniversary of the grant date and have an exercise price equal to the fair market value of the Common Stock at the close of business on February 10, 2011 ($18.48); February 11, 2010 ($16.90); and February 11, 2009 ($13.82). The number of options granted on February 10, 2011, that are reflected in the table, were as follows: 48,314 to Mr. Neugold; 23,245 to Mr. Carlson; 22,789 to Mr. Higinbotham; and 18,004 to each of Mr. Sharkey and Ms. Harmon.

(4)	These amounts represent incentive compensation awards paid related to the achievement of certain financial and strategic objectives for fiscal years 2011, 2010, and 2009.

(5)	These amounts include an executive team membership payment and matching contributions from the Company’s 401(k) plan, and in the case of Mr. Neugold, dues and fees for a club membership and an associated tax reimbursement.

For fiscal year 2011, the total amounts for each category are set forth in the table below.

(6)	The amounts in this column do not reflect the value of PRSAs actually earned with respect to 2011 and 2010. The total compensation cost reflecting the value of PRSAs actually earned in 2011 by the Named Executive Officers was: $1,972,991 for Mr. Neugold; $998,977 for Mr. Carlson; $981,782 for Mr. Higinbotham; $912,094 for Mr. Sharkey; and $823,999 for Ms. Harmon. The total compensation cost reflecting the value actually earned in 2010 by the Named Executive Officers was: $2,001,125 for Mr. Neugold; $978,002 for Mr. Carlson; $953,184 for Mr. Higinbotham; $876,349 for Mr. Sharkey; and $843,089 for Ms. Harmon.

ALL OTHER COMPENSATION 2011

Name and Principal Position	Year	Executive Team Membership Payment	Tax Reimbursements	Dues & Fees	Spousal Travel	401(k) Match	Life & LTD Insurance	Other	Total ($)
Douglas A. Neugold, Chairman, Chief Executive Officer and President	2011	$37,500	$9,791	$11,240	$8,305	$9,800	$—	$200	$76,836

Timothy C. Carlson, Executive Vice President, Chief Financial Officer and Treasurer	2011	$15,000	$453	$—	$915	$9,800	$—	$687	$26,855

Tod A. Higinbotham, Executive Vice President, GM Microelectronics	2011	$15,000	$—	$—	$—	$9,800	$—	$—	$24,800

Daniel P. Sharkey, Executive Vice President, Business Development	2011	$15,000	$679	$—	$1,369	$9,800	$760	$—	$27,608

Ellen T. Harmon, Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	2011	$15,000	$113	$—	$—	$9,800	$—	$200	$25,113

Grants of Plan-Based Awards

The following table provides certain information in connection with the value of awards for fiscal year 2011 under the annual incentive and LTI compensation programs. Actual amounts earned for 2011 with respect to annual incentive awards appear in the Summary Compensation Table above under Non-Equity Incentive Plan Compensation. The following table also provides information on the grant date fair value of stock options and restricted stock awards during 2011 to the Named Executive Officers. There can be no assurance that the grant date fair value of restricted stock awards and option awards will ever be realized. All restricted stock awards and all stock options were granted from the 2003 Stock Plan.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Restricted Stock (#) (2)	Numbers of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4)
Douglas A. Neugold		$0	$472,500	$945,000
	2/11/2011				28,680			$301,704
	2/11/2011				14,340			$265,003
	2/11/2011					48,314	$18.48	$466,713

Timothy C. Carlson		$0	$174,900	$349,800
	2/11/2011				13,799			$145,160
	2/11/2011				6,899			$127,494
	2/11/2011					23,245	$18.48	$224,547

Tod A. Higinbotham		$0	$182,600	$365,200
	2/11/2011				13,528			$142,314
	2/11/2011				6,764			$124,999
	2/11/2011					22,789	$18.48	$220,142

Daniel P. Sharkey		$0	$174,900	$349,800
	2/11/2011				10,687			$112,414
	2/11/2011				5,344			$98,757
	2/11/2011					18,004	$18.48	$173,919

Ellen T. Harmon		$0	$152,500	$305,000
	2/11/2011				10,687			$112,414
	2/11/2011				5,344			$98,757
	2/11/2011					18,004	$18.48	$173,919

(1)	Actual cash awards for fiscal year 2011 (paid in February 2012) under the annual incentive compensation program are included in the Summary Compensation Table for the fiscal year ended December 31, 2011, under “Non-Equity Incentive Plan Compensation.” Such awards were subject to performance-based conditions. For further explanation, see “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Annual Incentive Compensation Awards.”

(2)	Amounts shown represent the number of shares of restricted stock awarded and the maximum number of PRSAs that could have been earned. See footnote 1 to the Summary Compensation Table above for further discussion of the 2011 PRSAs actually earned.

(3)	Options granted vest ratably on each anniversary date over the four-year period following the grant date and expire on the tenth anniversary of the grant date.

(4)	Stock options granted on February 11, 2011 had a per option value of $9.66 (calculated in accordance with applicable accounting guidance). The grant date fair value of PRSAs awarded in 2011 was approximately 114% of the target award value based on the probable outcome of the performance conditions, calculated in accordance with applicable accounting guidance.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards (RSAs and PRSAs) held by the Company’s Named Executive Officers as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Stock Options					RSAs (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (10 years from grant date)	Number of Shares or Units of RSAs That Have Not Vested (#)		Market Value of RSAs That Have Not Vested ($)
Douglas A. Neugold	40,000		0	$23.85	1/1/2012
	60,000		0	$18.52	1/1/2013
	29,169		0	$23.40	1/2/2014
	30,000		0	$21.87	1/3/2015
	22,738		0	$28.86	1/3/2016
	32,676		0	$30.53	1/2/2017
	22,663	(2)	7,554	$31.29	1/2/2018
	27,460	(4)	27,461	$13.82	2/11/2019
	13,111	(5)	39,336	$16.90	2/11/2020
	—	(6)	48,314	$18.48	2/10/2021
						15,340	(9)	$307,260
						11,027	(10)	$220,871
						15,680	(11)	$314,070
						28,680	(12)	$574,460
						14,340	(13)	$287,230
Totals	277,817		122,665			85,067		$1,703,891

Timothy C. Carlson	5,000		0	$18.52	1/1/2013
	7,500		0	$23.40	1/2/2014
	10,098		0	$21.87	1/3/2015
	9,095		0	$28.86	1/3/2016
	7,707		0	$30.53	1/2/2017
	10,903	(2)	3,635	$31.29	1/2/2018
	13,212	(4)	13,212	$13.82	2/11/2019
	1,300	(5)	3,901	$16.90	2/11/2020
	5,008	(5)	15,025	$16.90	2/11/2020
	—	(6)	23,245	$18.48	2/10/2021
						750	(7)	$15,023
						7,381	(9)	$147,841
						5,305	(10)	$106,259
						7,544	(11)	$151,106
						13,799	(12)	$276,394
						6,899	(13)	$138,187
Totals	69,823		59,018			41,678		$834,810

	Stock Options					RSAs (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (10 years from grant date)	Number of Shares or Units of RSAs That Have Not Vested (#)		Market Value of RSAs That Have Not Vested ($)
Tod A. Higinbotham	8,500		0	$23.85	1/1/2012
	6,000		0	$18.80	2/28/2013
	12,500		0	$23.40	1/2/2014
	14,426		0	$21.87	1/3/2015
	11,369		0	$28.86	1/3/2016
	12,330		0	$30.53	1/2/2017
	11,973	(2)	3,991	$31.29	1/2/2018
	12,953	(4)	12,953	$13.82	2/11/2019
	6,184	(5)	18,555	$16.90	2/11/2020
	—	(6)	22,789	$18.48	2/10/2021
						500	(7)	$10,015
						7,236	(9)	$144,937
						5,201	(10)	$104,176
						7,396	(11)	$148,142
						13,528	(12)	$270,966
						6,764	(13)	$135,483
Totals	96,235		58,288			40,625		$813,719

Daniel P. Sharkey	20,000		0	$23.85	1/1/2012
	30,000		0	$18.52	1/1/2013
	19,446		0	$23.40	1/2/2014
	19,042		0	$21.87	1/3/2015
	12,005		0	$28.86	1/3/2016
	12,330		0	$30.53	1/2/2017
	8,445	(2)	2,815	$31.29	1/2/2018
	10,233	(4)	10,233	$13.82	2/11/2019
	4,886	(5)	14,658	$16.90	2/11/2020
	—	(6)	18,004	$18.48	2/10/2021
						5,716	(9)	$114,491
						4,109	(10)	$82,303
						5,843	(11)	$117,035
						10,687	(12)	$214,061
						5,344	(13)	$107,040
Totals	136,387		45,710			31,699		$634,930

Ellen T. Harmon	10,320	(3)	3,441	$27.30	1/28/2018
	10,233	(4)	10,233	$13.82	2/11/2019
	4,886	(5)	14,658	$16.90	2/11/2020
	—	(6)	18,004	$18.48	2/10/2021
						3,663	(8)	$73,370
						5,000	(9)	$100,150
						5,716	(9)	$114,491
						4,109	(10)	$82,303
						5,843	(11)	$117,035
						10,687	(12)	$214,061
						5,344	(13)	$107,040
Totals	25,439		46,336			40,362		$808,450

(1)	If the Company were to declare a dividend on its Common Stock with respect to any restricted stock awards not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such awards for the benefit of the holder until the restrictions on such shares lapse. The Company has never paid dividends on shares of its Common Stock. The market value of shares that have not vested is based upon the last reported sale price of the stock on the NASDAQ Global Select Market on December 31, 2011 ($20.03).

(2)	Options granted on January 2, 2008, are exercisable in 25% annual increments beginning January 2, 2009.

(3)	Options granted on January 28, 2008, are exercisable in 25% annual increments beginning January 28, 2009.

(4)	Options granted on February 11, 2009, are exercisable in 25% annual increments beginning February 11, 2010.

(5)	Options granted on February 11, 2010, are exercisable in 25% annual increments beginning February 11, 2011.

(6)	Options granted on February 10, 2011, are exercisable in 25% annual increments beginning February 11, 2012.

(7)	Restrictions on awards granted November 6, 2007 lapse 50% on November 6, 2010, and 25% on each of November 6, 2011 and November 6, 2012.

(8)	Restrictions on awards granted January 28, 2008 lapse 50% on January 28, 2011, and 25% on each of January 28, 2012 and January 28, 2013.

(9)	Restrictions on awards granted February 11, 2009 lapse 50% on February 11, 2012, and 25% on each of February 11, 2013 and February 11, 2014.

(10)	On February 1, 2011, the Board declared that the following PRSAs were earned as a result of the Company’s financial performance: 14,702 to Mr. Neugold; 7,073 to Mr. Carlson; 6,934 to Mr. Higinbotham; and 5,478 to each of Mr. Sharkey and Ms. Harmon. Restrictions on these awards lapse 25% on each of February 11, 2011, February 11, 2012, February 11, 2013, and February 11, 2014.

(11)	Restrictions on award granted February 11, 2010 lapse 50% on February 11, 2013, and 25% on each of February 11, 2014 and February 11, 2015.

(12)	On February 9, 2012, the Board declared that the following PRSAs were earned as a result of the Company’s financial performance: 14,001 to Mr. Neugold; 6,736 to Mr. Carlson; 6,604 to Mr. Higinbotham; and 5,217 to each of Mr. Sharkey and Ms. Harmon. Restrictions on these awards lapse 25% on each of February 11, 2012, February 11, 2013, February 11, 2014, and February 11, 2015.

(13)	Restrictions on award granted February 10, 2011 lapse 50% on February 11, 2014, and 25% on each of February 11, 2015 and February 11, 2016.

Option Exercises and RSAs / PRSAs Vested

The table below shows the number of shares of the Company’s Common Stock acquired during 2011 upon the exercise of stock options by Named Executive Officers and the vesting of RSAs and PRSAs held by such Named Executive Officers during 2011.

OPTION EXERCISES AND RSAs / PRSAs VESTED

	Stock Options		RSAs/PRSAs
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Douglas A. Neugold	—	$—	8,420	$163,042
Timothy C. Carlson	—	$—	4,349	$84,473
Tod A. Higinbotham	—	$—	4,554	$88,643
Daniel P. Sharkey	—	$—	3,811	$74,298
Ellen T. Harmon	—	$—	5,032	$100,464

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2011. All outstanding awards relate to our Common Stock. For additional information about our equity compensation plans, see Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,919,021	$21.47	3,213,945
Equity compensation plans not approved by security holders	0	0	0
Total	1,919,021	$21.47	3,213,945

(1)	The number of securities remaining available for future issuance under each of the Company’s 2003 and 2010 Stock Plans is 73,768; and 2,894,800, respectively. The number of securities remaining available for future issuance under the Company’s 1998 Employee Stock Purchase Plan, which allows eligible employees of the Company an opportunity to purchase Common Stock of the Company through accumulated payroll deductions, is 245,377. The Company’s 2003 and 2010 Stock Plans provide for the grant of incentive stock options, non-qualified options, stock appreciation rights, restricted stock and other equity-linked awards.

Director Compensation

Components of Non-Employee Director Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. Non-employee director compensation is determined by the Board based on Company performance as well as recommendations developed by the Compensation Committee after reviewing overall compensation practices of the Peer Group and other relevant comparable companies. The key elements of non-employee director compensation are a retainer, committee service and chair fees and equity-based grants. It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Company’s directors and its stockholders. In 2011, Radford reviewed the non-employee director compensation program, and we have made certain changes to reflect market practices.

No director who is an employee of the Company is compensated for services as a member of the Board of Directors. Each of the Company’s directors who is not an employee of the Company received the following compensation in 2011 (paid in the first quarter), which is payable in “deferred stock units” (see “Deferral of Board Retainer and Fees for Committee Service” below) or cash (except for the equity compensation):

•	An annual retainer of $40,000.

•	An annual fee to each member of the Audit Committee and to its Chair of $10,000 and $15,000, respectively (changed to $12,000 and $24,000, respectively, for 2012).

•	An annual fee to each member of the Compensation Committee and to its Chair of $5,000 and $10,000, respectively (changed to $7,500 and $15,000, respectively, for 2012).

•	An annual fee to each member of the Corporate Governance and Nominating Committee and to its Chair of $7,500 and $15,000, respectively.

•	An annual fee to each member of the Technology Committee and to its Chair of $5,000 and $10,000, respectively.

•	Annual equity compensation with a value of approximately $125,000 (reduced to $120,000 for 2012) divided equally between non-qualified stock option grants (using a Black-Scholes-Merton valuation model for a 10-year option) and RSAs. Such options vest on the first anniversary of the date of grant, expire on the tenth anniversary of the grant date and have an exercise price equal to the last reported sale price of our Common Stock on the NASDAQ Global Select Market on the grant date. Restrictions on RSAs granted to non-employee directors lapse on a straight-line basis on each anniversary of the award date over a three-year period.

Commencing in 2012, we have implemented stock ownership guidelines that apply to the Board of Directors as described above (see “Long-term Equity Incentives”).

Fiscal 2011 Compensation

The following table reflects compensation for each member of the Board (with the exception of Mr. Neugold, Chairman, Chief Executive Officer and President, whose aggregate compensation is described above together with the Company’s other Named Executive Officers; Mr. Neugold does not receive any compensation for his service on the Board) for the fiscal year ended December 31, 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Stock Options ($) (3)	All Other Compensation ($) (4)	Total ($)
Mark A. Adley (5)	$65,000	$62,500	$55,033	$—	$182,533
Eugene G. Banucci, Ph.D. (6)	$45,000	$62,500	$55,033	$—	$162,533
Robert S. Hillas (7)	$60,000	$62,500	$55,033	$—	$177,533
Stephen H. Mahle (8)	$67,500	$62,500	$55,033	$—	$185,033
C. Douglas Marsh (9)	$52,500	$62,500	$55,033	$—	$170,033
George M. Scalise (10)	$45,000	$62,500	$55,033	$—	$162,533
Cheryl L. Shavers, Ph.D. (11)	$55,000	$62,500	$55,033	$—	$172,533

(1)	Messrs. Adley, Hillas, and Mahle elected to defer receipt of annual retainers and fees for Board and Committee service for 2011 into “deferred stock accounts” (see below under “Deferral of Board Retainer and Fees for Committee Service”). Dr. Banucci, Dr. Shavers and Mr. Scalise elected to receive such annual retainer and fees in cash. Mr. Marsh elected to defer receipt of 50% of his annual retainer and fees into a “deferred stock account” and receive 50% of such annual retainer and fees in cash.

(2)	These amounts reflect the aggregate grant date fair value of stock awards granted on February 10, 2011, calculated in accordance with applicable accounting guidance. The grant date fair value of RSAs granted on February 10, 2011 was $18.48 per share. Because Messrs. Adley, Hillas, Mahle and Marsh and Dr. Banucci are retirement eligible under the 2003 Stock Plan, the compensation expense associated with their 2011 awards is being recognized over a one-year period, which represents the minimum period they must serve as a director following the grant date of the award in order to trigger the retirement provision, rather than the award’s three-year vesting period. There can be no assurance that these amounts will ever be realized.

(3)	These amounts reflect the aggregate grant date fair value of stock options granted on February 10, 2011, calculated in accordance with applicable accounting guidance, using the expected term. The fair value as of the grant date for options is recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. The grant date fair value of options granted on February 10, 2011 was $9.66 per share. Option grants at their grant date fair value are computed in accordance with applicable accounting guidance using Black-Scholes-Merton option pricing assumptions. The assumptions used for purposes of calculating the Black-Scholes-Merton value of these options were as follows: expected life 7.85 years; expected volatility 43.3%; risk-free rate of return 3.2%; and dividend yield 0%. There can be no assurance that these amounts will ever be realized.

(4)	Included certain personal benefits; the amounts are de minimis and below the disclosable threshold.

(5)	Mr. Adley is the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Adley also serves as the lead independent director of the Board of Directors. The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Mr. Adley was 7,053 and 35,520, respectively.

(6)	Dr. Banucci is a member of the Technology Committee and of the Audit Committee (the latter commencing in 2012). The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Dr. Banucci was 7,053 and 184,106, respectively.

(7)	Mr. Hillas is the Chair of the Audit Committee and a member of the Compensation Committee. The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Mr. Hillas was 7,053 and 42,603, respectively.

(8)	Mr. Mahle is the Chair of the Compensation Committee and a member of the Corporate Governance and Nominating Committee (and in 2011 was also a member of the Audit Committee). The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Mr. Mahle was 7,053 and 42,603, respectively.

(9)	Mr. Marsh is a member of the Compensation Committee and of the Corporate Governance and Nominating Committee. The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Mr. Marsh was 7,053 and 42,603, respectively.

(10)	Mr. Scalise is a member of the Technology Committee and of the Corporate Governance and Nominating Committee (the latter commencing in 2012). The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Mr. Scalise was 4,403 and 2,696, respectively.

(11)	Dr. Shavers is the Chair of the Technology Committee and a member of the Compensation Committee. The aggregate number of unvested RSAs and of unexercised options at the end of fiscal 2011 held by Dr. Shavers was 7,053 and 22,323, respectively.

Deferral of Board Retainer and Fees for Committee Service

Non-employee directors may make an irrevocable election, prior to the subject year, to defer receipt of the annual Board retainer and fees for Committee service, if any, at the beginning of the year into individual “deferred stock accounts,” pursuant to the Company’s Non-Employee Directors Deferred Compensation Program of ATMI, Inc. 2003 Stock Plan and Non-Employee Directors Deferred Compensation Program of ATMI, Inc. 2010 Stock Plan (the “Program”) (see footnote (1) above). Such accounts are established at the time of deferral and are equivalent to deferred stock units of the Company’s Common Stock valued at the closing price of such Common Stock at the time of deferral. The deferred stock units are converted into shares of the Company’s Common Stock upon a non-employee director’s separation from service as a director of the Company and in certain very limited circumstances where the Compensation Committee, in its sole discretion, makes a finding that continued deferral would result in severe financial hardship as a result of an “unforeseeable emergency” under Section 409A of the Internal Revenue Code. No such finding has been made to date by the Compensation Committee under the Program.

Change in Control

There are no “change in control” agreements in place for non-employee directors. However, pursuant to the forms of option grant and RSA agreements for non-employee directors effective for grants and awards made after January 1, 2005, in the event that any non-employee director’s service is terminated in connection with a “change in control” of the Company, all such options and RSAs held by non-employee directors that are not vested shall be immediately accelerated as of the effective date of such termination; provided that in the case of RSAs, to the extent that the vesting of all or some of such unvested RSA is not permitted under the relevant Stock Plan, in lieu thereof, the Company shall become obligated to pay such directors an amount in cash equal to the fair market value of those RSAs that do not vest as of the date of such termination following a “change in control.” Assuming a termination upon a “change in control” on December 31, 2011, each non-employee director would receive a cash payment related to such RSAs of $140,664. In any case, pursuant to the terms of the relevant Stock Plan and relevant grant and award agreements, the Board of Directors of the Company (or a successor) would be prohibited from terminating or amending any Stock Plan of the Company or any grant of benefits under such Stock Plan in a way that would adversely affect any rights under benefits already granted without the consent of the holders of such benefits (including any director).

Vesting of RSAs and Stock Options upon Death, Disability, or Retirement

In the event that a non-employee director’s service as a director of the Company otherwise terminates by reason of such director’s death, disability, or retirement, the form of RSA agreement in effect as of January 1, 2005 and thereafter for non-employee directors provides that any unvested RSAs shall not be forfeited, but shall continue to vest in accordance with the original vesting schedule. Under most circumstances, with respect to unvested stock options, in the event that a non-employee director’s service as a director of the Company otherwise terminates by reason of such director’s death, disability, or retirement, such options shall terminate.

Other Arrangements

There are no other arrangements pursuant to which any of the Company’s independent directors was compensated for any service provided as a director during fiscal 2011.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT OF THE AUDIT COMMITTEE

Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2011 and 2010

The following table presents fees for professional services rendered by Ernst & Young LLP (“E&Y”) for the audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting for fiscal 2011 and 2010 and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2011 and 2010.

	Fiscal 2011	Fiscal 2010
	(in thousands)
Audit fees (a)	$1,070	$1,130
Audit-related fees	$—	$—
Tax fees (b)	$303	$297
All other fees (c)	$5	$5
TOTAL	$1,378	$1,432

(a)	For the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)	For tax advice and tax planning.

(c)	Fees related to works council reviews in Belgium.

Pre-approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

Each year, the Audit Committee is asked to pre-approve the engagement of the independent registered public accounting firm and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s review of the financial statements or that are traditionally performed by the independent registered public accounting firm) and tax services (such as tax compliance, tax planning and tax advice) for the following year. The fee amounts are generally approved and are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee throughout the year. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount.

If the Company wishes to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically approved services.

If the Company wishes to engage the independent registered public accounting firm for additional services that have not been generally pre-approved as described above, then such engagement is presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an immediate decision, then the Company may ask the Chair of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chair is then reported to the other Committee members at the next regularly scheduled Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chair of the Audit Committee is required before the independent registered public accounting firm may commence any engagement.

In 2011 and 2010, there were no fees paid to E&Y under a “de minimis” exception to the rules that waives pre-approval for certain non-audit services.

The Audit Committee monitored the activities and performance of E&Y, including the audit scope, audit fees, auditor independence matters and the extent to which E&Y was retained to perform non-audit services. In its review of non-audit service fees, the Audit Committee considered, among other things, the possible effect of the performance of such services on E&Y’s independence. After discussion with management and E&Y, the Audit Committee determined the audit and non-audit services provided by E&Y to have been consistent with maintaining its independence.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on such financial statements. The Audit Committee monitors these processes through periodic meetings with management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Committees,” as currently in effect.

In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, and the Audit Committee has received from the independent accountants the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met periodically with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company for the year ended December 31, 2011, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Robert S. Hillas, Chair Mark A. Adley Eugene G. Banucci, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company recognizes that certain relationships can present potential or actual conflicts of interest. Accordingly, as part of its business code of conduct, the Company has a written policy that requires directors, executive officers and employees to disclose any relationship, outside activity or financial interest that may present a possible conflict of interest or the appearance of a conflict.

In accordance with its charter, the Audit Committee reviews and has prior approval authority for transactions with related persons. In addition, the Company has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding Common Stock) to ensure that all such transactions are conducted at “arm’s length” and in the best interests of the Company and are identified, reported and approved in a timely manner. Details of the policy are as follows:

•	Proposed related person transactions must be communicated to the Chief Financial Officer or Corporate Controller of the Company.

•	For any transaction in excess of $1,000 where there are comparable goods or services available, a competitive bid must be obtained before the related person transaction is initiated.

•	All related person transactions must be recommended for approval by the Chief Financial Officer to ensure only “arm’s length” related person transactions that are in the best interests of the Company are consummated.

•	The Chief Financial Officer and Corporate Controller are responsible for communicating all related person transactions to the Audit Committee of the Board, which is responsible for approving all related person transactions, and for ensuring proper disclosure (per the Audit Committee charter).

Directors and executive officers also complete an annual written questionnaire which includes questions on their relationships, including those of their immediate family members, with outside firms. They are required to promptly update the Company as to any change in the information provided by them in the questionnaire.

No relationships have been reported to the Audit Committee by the executive officers or directors of the Company that require disclosure under applicable regulations.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and related notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you instruct us to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and related notices, or if you are receiving multiple copies of the proxy statement and related notices and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You may notify us by sending a written request to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810 or by calling us at (203) 794-1100.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K for the year ended December 31, 2011, the proxy statement and the Notice of Annual Meeting of Stockholders and related notices to a stockholder at a shared address to which a single copy of such documents was delivered. Stockholders may make such request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810 or by calling us at (203) 794-1100.

Advance Notice Procedures

Under our Bylaws, any stockholder of record of the Company may nominate candidates for election to the Board of Directors, or present other business at an annual meeting, if a written notice is delivered to the Secretary of the Company at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the annual meeting of stockholders in 2013, between February 22 and March 23, 2013. Such written notice must set forth:

•	As to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of the stockholder, and of any holder of record of the stockholder’s shares as they appear on the Company’s books, (ii) the class and number of shares of the Company which are owned by the stockholder (beneficially and of record) and owned by any holder of record of the stockholder’s shares, as of the date of the stockholder’s notice, and a representation that the stockholder will notify the Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iii) any material interest of the stockholder in such business or nomination, (iv) a description of any agreement, arrangement or understanding with respect to such business or nomination between or among the stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the proponent will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a representation that the stockholder is a holder of record or beneficial owner of shares of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, and (vii) a representation whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal;

•	As to any business other than nomination of a director or directors, that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (which shall include, without limitation, copies of any resolutions proposed to be passed at the meeting and copies of any proposed amendments to the Certificate of Incorporation or Bylaws of the Company), the reasons for conducting such business at the meeting and any material interest in such business of the proponent and the beneficial owner, if any, on whose behalf the proposal is made; and

•	As to each person whom the stockholder proposes to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of capital stock of the corporation which are owned of record and beneficially by such person, (iv) a questionnaire, representation and agreement as required by paragraph 3.15 of Article III of the Company’s Bylaws completed and signed by such person, (v) such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, under the rules of the United States Securities and Exchange Commission. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2013 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2013 may do so by following the procedures prescribed in SEC Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company no later than December 10, 2012. Proposals should be sent to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810. Stockholders must also comply with the advance notice procedures above.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ATMI, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK *** EASY *** IMMEDIATE

As a stockholder of ATMI, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet, by Telephone or by Mail must be received by 7:00 p.m. EDT, May 22, 2012.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:

Cal1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

	FOR all	WITHHOLD AUTHORITY
PROPOSAL NO. 1 —ELECTION OF DIRECTORS	Nominees listed to the left (except as marked to the contrary)	to vote for all nominees listed to the left

Class III Director Nominees for Terms Expiring in 2015
1. Stephen H. Mahle
2. C. Douglas Marsh
3. Douglas A. Neugold

Our Board of Directors recommends that you vote “FOR” the election of the three nominees named above for terms of office ending in 2015.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

Please mark your votes like this

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
☐ FOR	☐ AGAINST	☐ ABSTAIN
Our Board of Directors recommends that you vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in the Proxy Statement.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
☐ FOR	☐ AGAINST	☐ ABSTAIN
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

	Please indicate if you plan to attend this meeting:		☐ YES	☐ NO

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________________________Signature______________________________Date________________, 2012.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation of partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held May 23, 2012

The Proxy Statement and our 2011 Annual Report to Stockholders are
available for review at http://www.cstproxy.com/atmi/2012

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

ATMI, Inc.

Annual Meeting of Stockholders
May 23, 2012 10:00 a.m., EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder of ATMI, Inc. (the “Company”) hereby revokes all prior proxies and hereby appoints each of Douglas A. Neugold and Timothy C. Carlson, individually, as a proxy for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s annual meeting of stockholders to be held at ATMI, Inc., 6 Commerce Drive, Danbury, Connecticut 06810, on May 23, 2012, at 10:00 a.m. EDT, and at any adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as follows, and in their discretion upon any other matter that may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued, and to be marked, dated and signed, on the other side)

ATMI, Inc.
7 Commerce Drive
Danbury, Connecticut 06810

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
to be held on
Wednesday, May 23, 2012

Dear Stockholder,

The 2012 Annual Meeting of Stockholders of ATMI, Inc., will be held at ATMI, Inc., 6 Commerce Drive, Danbury, Connecticut 06810, on May 23, 2012, at 10:00 a.m. EDT.

Proposals to be considered at the Annual Meeting:

(1)	To elect three Class III directors for a term expiring at the annual meeting of stockholders in 2015;
(2)	Advisory vote to approve the compensation of our named executive officers;
(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The Board of Directors recommends a vote “FOR” the election of the three nominees named in Item 1 and “FOR” Items 2 and 3.

*Stockholders are cordially invited to attend the Annual Meeting and vote in person.

You May Vote Your Proxy When You View The Material On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

Vote Your Proxy on the Internet:

Go to www.cstproxyvote.com Have your notice available when you access the above website. Follow the prompts to vote your shares.

COMPANY ID:

PROXY NUMBER:

The Proxy Materials are available for review at:	ACCOUNT NUMBER:
http://www.cstproxy.com/atmi/2012

ATMI, Inc.
7 Commerce Drive
Danbury, Connecticut 06810

Important Notice Regarding the Availability Of Proxy Materials For the Shareholder Meeting to Be Held On Wednesday, May 23, 2012

This communication is not a proxy and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge for such documents to be mailed or e-mailed to you. Please make your request for a copy as instructed below on or before May 14, 2012 to facilitate a timely delivery. You may also request that you receive paper copies of all future proxy materials from the Company.

The following Proxy Materials are available to you to review at: http://www.cstproxy.com/atmi/2012

-	the Company’s Annual Report for the year ended December 31, 2011.
-	the Company’s 2012 Proxy Statement (including all attachments thereto).
-	the Proxy Card.
-	any amendments to the foregoing materials that are required to be furnished to stockholders.

You may also request directions to the meeting by calling the Company’s Investor Relations department at (203) 794-1100.

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your company ID, 9-digit proxy number and 10-digit account number.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call 1-888-221-0690,
or
By logging on to http://www.cstproxy.com/atmi/2012
or
By email at: proxy@continentalstock.com

Please include the company name and your account number in the subject line.